Exhibit T3E2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
FRONTIER COMMUNICATIONS	)	Case No. 20-22476 (RDD)
CORPORATION, et al.,[1]	)
)
Debtors.	)	(Jointly Administered)
)

FIFTH AMENDED JOINT PLAN OF REORGANIZATION OF FRONTIER COMMUNICATIONS CORPORATION AND ITS DEBTOR AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Stephen E. Hessler, P.C.		Chad J. Husnick, P.C.
Mark McKane, P.C. (admitted pro hac vice)		Benjamin M. Rhode (admitted pro hac vice)
Patrick Venter		KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS LLP		KIRKLAND & ELLIS INTERNATIONAL LLP
KIRKLAND & ELLIS INTERNATIONAL LLP		300 North LaSalle Street
601 Lexington Avenue		Chicago, Illinois 60654
New York, New York 10022		Telephone:	(312) 862-2000
Telephone:	(212) 446-4800	Facsimile:	(312) 862-2200
Facsimile:	(212) 446-4900

Counsel to the Debtors and Debtors in Possession

NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN OFFER, ACCEPTANCE, COMMITMENT, OR LEGALLY BINDING OBLIGATION OF THE DEBTORS OR ANY OTHER PARTY IN INTEREST, AND THIS PLAN IS SUBJECT TO APPROVAL BY THE BANKRUPTCY COURT AND OTHER CUSTOMARY CONDITIONS.  THIS PLAN IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES.

[1]
The last four digits of Debtor Frontier Communications Corporation’s tax identification number are 9596.  Due to the large number of debtor entities in these chapter 11 cases, for which the Court has ordered joint administration, a complete list of the debtor entities and the last four digits of their federal tax identification numbers are not provided herein.  A complete list of such information may be obtained on the website of the Debtors’ claims and noticing agent at https://cases.primeclerk.com/ftr.  The location of the Debtors’ service address for purposes of these chapter 11 cases is:  50 Main Street, Suite 1000, White Plains, New York 10606.

i

Article V. Treatment of Executory Contracts and Unexpired Leases		59

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	59
B.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	59
C.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	60
D.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed	60
E.	Indemnification Provisions	61
F.	Restructuring Support Agreement	62
G.	Insurance Policies and Surety Bonds	62
H.	Reservation of Rights	64
I.	Nonoccurrence of Effective Date	64
J.	Contracts and Leases Entered into After the Petition Date	64

Article VI. Provisions Governing Distributions		65

A.	Timing and Calculation of Amounts to Be Distributed	65
B.	Rights and Powers of Distribution Agent	65
C.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	65
D.	Compliance Matters	68
E.	Foreign Currency Exchange Rate	69
F.	Claims Paid or Payable by Third Parties	69
G.	Setoffs and Recoupment	70
H.	Allocation between Principal and Accrued Interest	70

Article VII. Procedures for Resolving Disputed, Contingent, and Unliquidated Claims and Interests		70

A.	Disputed Claims Process	70
B.	Objections to Claims	71
C.	Estimation of Claims	71
D.	No Distributions Pending Allowance	72
E.	Distributions After Allowance	72
F.	No Interest	72
G.	Adjustment to Claims and Interests without Objection	72
H.	Disallowance of Claims	73
I.	Amendments to Proofs of Claim	73

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Article VIII. Effect of Confirmation of the Plan		73

A.	Discharge of Claims and Termination of Interests	73
B.	Releases by the Debtors	74
C.	Releases by Holders of Claims and Interests	75
D.	Exculpation	76
E.	Injunction	76
F.	Release of Liens	77
G.	SEC	77
H.	No Release of Any Claims Held by the United States and the Navajo Nation	77
I.	Protection against Discriminatory Treatment	77
J.	Document Retention	78
K.	Reimbursement or Contribution	78
L.	Term of Injunctions or Stays	78

Article IX. Conditions Precedent to the Effective Date		78

A.	Conditions Precedent to the Effective Date.	78
B.	Waiver of Conditions Precedent	80
C.	Effect of Non-Occurrence of Conditions to Consummation	80

Article X. Modification, Revocation, or Withdrawal of the Plan		81

A.	Modification of Plan	81
B.	Effect of Confirmation on Modifications	81
C.	Revocation or Withdrawal of Plan	81

Article XI. Retention of Jurisdiction		81

Article XII. Miscellaneous Provisions		84

A.	Immediate Binding Effect	84
B.	Additional Documents	84
C.	Payment of Statutory Fees	84
D.	Dissolution of Statutory Committees	84
E.	Reservation of Rights	84
F.	Successors and Assigns	85
G.	Service of Documents	85
H.	Entire Agreement; Controlling Document	86
I.	Plan Supplement	86
J.	Non-Severability	86
K.	Votes Solicited in Good Faith	86
L.	Closing of Chapter 11 Cases	87
M.	Waiver or Estoppel	87
N.	FCC Rights and Powers	87

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INTRODUCTION

Frontier Communications Corporation and the above-captioned debtors and debtors in possession propose this joint chapter 11 plan of reorganization.  Although proposed jointly for administrative purposes, the Plan constitutes a separate chapter 11 plan for each Debtor for the resolution of outstanding Claims against and Interests in each Debtor pursuant to the Bankruptcy Code.  Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.  The classifications and treatment of Claims and Interests set forth in Article III of this Plan apply separately with respect to each Plan proposed by each Debtor, as applicable.  The Plan does not contemplate substantive consolidation of any of the Debtors.

Pursuant to section 1125(b) of the Bankruptcy Code, votes to accept or reject a chapter 11 plan cannot be solicited from holders of claims or interests entitled to vote on a chapter 11 plan until a disclosure statement has been approved by a bankruptcy court and distributed to such holders.  On June 30, 2020, the Bankruptcy Court entered the Disclosure Statement Order, which, among other things, approved the Disclosure Statement, established procedures for voting on the Plan, and scheduled the Confirmation Hearing for August 11, 2020, at 10:00 a.m. (prevailing Eastern Time), which was subsequently adjourned to August 21, 2020, at 10:00 a.m. (prevailing Eastern Time).  Holders of Claims against and Interests in the Debtors should refer to the Disclosure Statement for a discussion of the Debtors’ history, business, properties, operations, historical financial information, projections of future operations, and risk factors, as well as a summary and description of the Plan, the Restructuring Transactions that the Debtors seek to consummate on the Effective Date of the Plan, and certain related matters.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.          Defined Terms

Capitalized terms used in this Plan have the meanings ascribed to them below.

1.           “1991 Notes Indenture” means that certain Base Indenture, dated as of August 15, 1991, by and among Frontier, as issuer, and The Bank of New York Mellon, as successor trustee, as amended, supplemented, or modified from time to time.

2.           “2001 Notes Indenture” means that certain Indenture, dated as of August 16, 2001, by and among Frontier, as issuer, and The Bank of New York Mellon, as successor trustee, as amended, supplemented, or modified from time to time.

3.          “2006 Notes Indenture” means that certain Indenture, dated as of December 22, 2006, by and among Frontier, as issuer, and The Bank of New York Mellon, as trustee, as amended, supplemented, or modified from time to time.

4.          “2009 Notes Indenture” means that certain Base Indenture, dated as of April 9, 2009, by and among Frontier, as issuer, and The Bank of New York Mellon, as trustee, as amended, supplemented, or modified from time to time.

5.           “2010 Notes Indenture” means that certain Indenture, dated as of April 12, 2010, by and among New Communications Holdings Inc., as issuer, and the Bank of New York Mellon, as trustee, as amended, supplemented, or modified from time to time.

6.           “2015 Notes Indenture” means that certain Base Indenture, dated as of September 25, 2015, by and among Frontier, as issuer, and The Bank of New York Mellon, as trustee, as amended, supplemented, or modified from time to time.

7.            “2020 April Notes” means the 8.500% unsecured notes due April 15, 2020, issued pursuant to the 2010 Notes Indenture.

8.            “2020 September Notes” means the 8.875% unsecured notes due September 15, 2020, issued pursuant to the 2015 Notes Indenture.

9.            “2021 July Notes” means the 9.250% unsecured notes due July 1, 2021, issued pursuant to the 2009 Notes Indenture.

10.          “2021 September Notes” means the 6.250% unsecured notes due September 15, 2021, issued pursuant to the 2009 Notes Indenture.

11.          “2022 April Notes” means the 8.750% unsecured notes due April 15, 2022, issued pursuant to the 2010 Notes Indenture.

12.          “2022 September Notes” means the 10.500% unsecured notes due September 15, 2022, issued pursuant to the 2015 Notes Indenture.

13.          “2023 Notes” means the 7.125% unsecured notes due January 15, 2023, issued pursuant to the 2009 Notes Indenture.

14.          “2024 Notes” means the 7.625% unsecured notes due April 15, 2024, issued pursuant to the 2009 Notes Indenture.

15.          “2025 January Notes” means the 6.875% unsecured notes due January 15, 2025, issued pursuant to the 2009 Notes Indenture.

16.          “2025 November Notes” means the 7.000% unsecured debentures due November 1, 2025, issued pursuant to the 1991 Notes Indenture.

17.          “2025 September Notes” means the 11.000% unsecured notes due September 15, 2025, issued pursuant to the 2015 Notes Indenture.

18.          “2026 Notes” means the 6.800% unsecured debentures due August 15, 2026, issued pursuant to the 1991 Notes Indenture.

19.          “2027 Notes” means the 7.875% unsecured notes due January 15, 2027, issued pursuant to the 2006 Notes Indenture.

20.          “2031 Notes” means the 9.000% unsecured notes due August 15, 2031, issued pursuant to the 2001 Notes Indenture.

21.          “2034 Notes” means the 7.680% unsecured debentures due October 1, 2034, issued pursuant to the 1991 Notes Indenture.

22.          “2035 Notes” means the 7.450% unsecured debentures due July 1, 2035, issued pursuant to the 1991 Notes Indenture.

23.          “2046 Notes” means the 7.050% unsecured debentures due October 1, 2046, issued pursuant to the 1991 Notes Indenture.

24.         “Administrative Claim” means a Claim against a Debtor for the costs and expenses of administration of the Chapter 11 Cases arising on or prior to the Effective Date pursuant to section 503(b) of the Bankruptcy Code and entitled to priority pursuant to sections 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including:  (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ business and (b) Allowed Professional Fee Claims.

25.          “Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims (other than requests for payment of Administrative Claims arising under section 503(b)(9) of the Bankruptcy Code), which:  (a) with respect to Administrative Claims other than Professional Fee Claims, shall be thirty days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be forty-five days after the Effective Date.

26.       “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.  With respect to any Person that is not a Debtor, the term “Affiliate” shall apply to such Person as if the Person were a Debtor.

27.          “AG Group Representatives” means Akin and Ducera.

28.          “AG Notes Group” means the ad hoc group or committee of Consenting Noteholders represented by the AG Group Representatives.

29.          “Agents” means, collectively, the Credit Agreement Agent, the DIP Agents, and any other agent or similar entity under the Credit Agreement.

30.          “Akin” means Akin Gump Strauss Hauer & Feld LLP, as counsel to the AG Notes Group.

31.        “Allowed” means, with respect to any Claim against or Interest in a Debtor, except as otherwise provided in the Plan:  (a) a Claim that is evidenced by a Proof of Claim or a request for payment of an Administrative Claim, as applicable, that is Filed on or before the Administrative Claims Bar Date (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order, a Proof of Claim or request for payment of an Administrative Claim is not required to be Filed); (b) a Claim that is listed in the Debtors’ Schedules as not contingent, not unliquidated, and not disputed, and for which no contrary or superseding Proof of Claim, as applicable, has been timely Filed; or (c) a Claim or Interest allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided that, with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if, and to the extent that, with respect to such Claim, no objection to the allowance thereof is Filed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so Filed and the Claim has been allowed by a Final Order.  Except as otherwise specified in the Plan, any Final Order, or as otherwise agreed by the Debtors, and except for any Claim that is Secured by property of a value in excess of the principal amount of such Claim (as determined by Final Order of the Bankruptcy Court), the amount of an Allowed Claim shall not include interest or fees on such Claim accruing from and after the Petition Date.  For purposes of determining the amount of an Allowed Claim, there shall be deducted therefrom an amount equal to the amount of any Claim that the Debtors may hold against the Holder thereof, to the extent such Claim may be offset, recouped, or otherwise reduced under applicable law.  Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court.  Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Reorganized Debtor, as applicable.  For the avoidance of doubt:  (x) any Proof of Claim or any request for payment of an Administrative Claim, that is Filed after the Administrative Claims Bar Date shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-filed Claim and (y) the Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.  “Allow” and “Allowing” shall have correlative meanings.

32.          “Altman” means Altman Vilandrie & Company, as advisor to the Noteholder Groups.

33.         “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Causes of Action or remedies that may be brought by or on behalf of the Debtors or their Estates or other parties in interest under the Bankruptcy Code or applicable non‑bankruptcy law, including Causes of Action or remedies under sections 502, 510, 542, 544, 545, 547–553, and 724(a) of the Bankruptcy Code or under other similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

34.          “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as now in effect or hereafter amended.

35.         “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York, or any other court having jurisdiction over the Chapter 11 Cases, including to the extent of the withdrawal of reference under section 157 of the Judicial Code, the United States District Court for the Southern District of New York.

36.         “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated by the United States Supreme Court under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

37.         “Board Observer Fees” means, collectively, to the extent not previously paid, all outstanding fees and expenses payable to the Board Observers under the Final Order Authorizing the Debtors to (I) Pay Prepetition Employee Wages, Salaries, Other Compensation, and Reimbursable Employee Expenses and (II) Continue Employee Benefits Programs [Docket No. 365].

38.          “Board Observers” means, together, the observers to the board of directors of Frontier designated by the Consenting Noteholders pursuant to the terms of the Restructuring Support Agreement.

39.          “Business Day” means any day, other than a Saturday, Sunday, or a “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

40.          “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. No. 116-136 (Mar. 27, 2020).

41.          “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

42.         “Causes of Action” any action, Claim, cross‑claim, third‑party claim, damage, judgment, cause of action, controversy, demand, right, action, suit, obligation, liability, debt, account, defense, offset, power, privilege, license, Lien, indemnity, interest, guaranty, or franchise of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, matured or unmatured, suspected or unsuspected, in contract or in tort, at law or in equity, or pursuant to any other theory of law or otherwise.  For the avoidance of doubt, “Causes of Action” include:  (a) any right of setoff, counterclaim, or recoupment and any claim arising from any contract or for breach of duties imposed by law or in equity; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, violation of local, state, federal, or foreign law, or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) any right to object to or otherwise contest Claims or Interests; (d) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (e) any claim or defense, including fraud, mistake, duress, usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (f) any Avoidance Action.

43.          “Certificate” means any instrument evidencing a Claim or an Interest.

44.         “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor in the Bankruptcy Court under chapter 11 of the Bankruptcy Code and (b) when used with reference to all Debtors, the procedurally consolidated cases filed for the Debtors in the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

45.          “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

46.         “Claims, Noticing, and Solicitation Agent” means Prime Clerk LLC, in its capacity as the claims, noticing, and solicitation agent in the Chapter 11 Cases for the Debtors and any successors appointed by an order of the Bankruptcy Court.

47.         “Claims Objection Deadline” means the deadline for objecting to a Claim asserted against a Debtor, which shall be on the date that is the later of:  (a) (i) with respect to Administrative Claims (other than Professional Fee Claims and Administrative Claims arising under section 503(b)(9) of the Bankruptcy Code), sixty days after the Administrative Claims Bar Date or (ii) with respect to all other Claims (other than Professional Fee Claims), 180 days after the Effective Date and (b) such other period of limitation as may be specifically fixed by the Debtors or the Reorganized Debtors, as applicable, or by an order of the Bankruptcy Court for objecting to such Claims.

48.          “Claims Register” means the official register of Claims against and Interests in the Debtors maintained by the Clerk of the Bankruptcy Court or the Claims, Noticing, and Solicitation Agent.

49.          “Class” means a class of Claims against or Interests in the Debtors as set forth in Article III of the Plan in accordance with section 1122(a) of the Bankruptcy Code.

50.         “Communications Act” means chapter 5 of title 47 of the United States Code, 47 U.S.C. §§ 151–622, as now in effect or hereafter amended, or any other successor federal statute, and the rules and regulations promulgated thereunder.

51.         “Compensation Consultant” means that certain compensation consultant retained jointly by the Noteholder Groups in accordance with the terms of the Restructuring Support Agreement.

52.        “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

53.          “Confirmation Date” means the date on which Confirmation occurs.

54.         “Confirmation Hearing” means the hearing before the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code at which the Debtors will seek Confirmation of the Plan.

55.          “Confirmation Order” means the Bankruptcy Court’s order confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

56.       “Consenting Noteholder Fees” means, collectively, to the extent not previously paid, all outstanding, reasonable, and documented fees and expenses of any professional retained on behalf of the Noteholder Groups (whether incurred directly or on their behalf and regardless of whether such fees and expenses are incurred before or after the Petition Date), including the Consenting Noteholder Professionals; provided that payment of such fees and expenses for any additional professionals besides those listed in (a) through (g) of this paragraph shall be subject to the reasonable consent of the Debtors.

57.         “Consenting Noteholder Professionals” means, collectively, (a) Akin, (b) Milbank, (c) Ducera, (d) Houlihan, (e) Altman, (f) October Three, and (g) the Compensation Consultant.

58.        “Consenting Noteholders” means, collectively, the holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Senior Notes Claims that executed and delivered counterpart signature pages to the Restructuring Support Agreement on April 14, 2020 or subsequently delivered a joinder or a transfer agreement to counsel to the Debtors in accordance with the Restructuring Support Agreement.

59.          “Consummation” means the occurrence of the Effective Date.

60.          “Credit Agreement” means that certain credit agreement, dated as of February 27, 2017, as amended, restated, amended and restated, modified, or supplemented from time to time (including pursuant to Article IV.A.2), by and among Frontier, as the borrower, the Credit Agreement Agent, and the lenders party thereto.

61.        “Credit Agreement Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Credit Agreement, and any successors and permitted assigns, in such capacity.

62.          “Credit Facilities” means, collectively, the Revolving Credit Facility and the Term Loan Facility.

63.          “Creditors’ Committee” means the official committee of unsecured creditors appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code, as it may be reconstituted from time to time.

64.        “Cure” or “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s default under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

65.         “D&O Liability Insurance Policies” means all unexpired insurance policies maintained by the Debtors, the Reorganized Debtors, or the Estates as of the Effective Date that have been issued (or provide coverage) regarding directors’, managers’, officers’, members’, and trustees’ liability (including any “tail policy”) and all agreements, documents, or instruments relating thereto.

66.          “Debtor Release” means the releases set forth in Article VIII.B of the Plan.

67.          “Debtors” means, collectively, Frontier and each of its direct and indirect subsidiaries listed on Exhibit A, attached hereto.

68.       “Definitive Documents” means (a) the Plan (and any and all exhibits, annexes, and schedules thereto); (b) the Confirmation Order; (c) the Disclosure Statement and the other Solicitation Materials; (d) the Disclosure Statement Order; (e) all pleadings filed by the Debtors in connection with the Chapter 11 Cases (or related orders), including the First Day Filings and all orders sought pursuant thereto; (f) the Plan Supplement; (g) the DIP-to-Exit Facility Documents; (h) the DIP-to-Exit Revolving Facility Documents; (i) the Takeback Debt Documents; (j) the New Organizational Documents; (k) any key employee incentive plan or key employee retention plan; (l) all documentation with respect to any post‑emergence management incentive plan, including the Management Incentive Plan; (m) any other disclosure documents related to the issuance of the New Common Stock; (n) any new material employment, consulting, or similar agreements; (o) any and all filings as may be required under the rules of the FCC and/or any PUC in connection with the Chapter 11 Cases (including any FCC Applications and any PUC Applications); and (p) any and all other deeds, agreements, filings, notifications, pleadings, orders, certificates, letters, instruments or other documents reasonably desired or necessary to consummate and document the transactions contemplated by the Restructuring Support Agreement or the Restructuring Transactions (including any exhibits, amendments, modifications, or supplements made from time to time thereto).  Notwithstanding anything herein to the contrary, the Definitive Documents not executed or in a form attached to the Restructuring Support Agreement shall otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders; provided, that the New Organizational Documents shall be determined by and acceptable to the Required Consenting Noteholders in their sole discretion; provided, further, that (i) any and all agreements, filings, notifications, pleadings, orders, instruments, or other documents reasonably desired or necessary to consummate and document the Secured Creditor Settlement, including the DIP-to-Exit Revolving Facility Documents, the Takeback Debt Documents, and the Confirmation Order, shall be in form and substance reasonably acceptable to the Debtors and the First Lien Committee as to any provisions thereof that implicate the Secured Creditor Settlement and (ii) the DIP-to-Exit Facility Documents and the Takeback Debt Documents shall, in each case, be in form and substance reasonably acceptable the First Lien Committee as to any provisions thereof that implicate the Secured Creditor Settlement or the Reinstated Secured Debt after giving effect to any amendments or modifications to such Reinstated Secured Debt, made pursuant to Article IV.A.2.

69.          “Determining Noteholders” has the meaning set forth in Article IV.D.

70.        “DIP Agents” means, collectively, any agent or similar entity under the DIP-to-Exit Facility Documents or the DIP-to-Exit Revolving Facility Documents.

71.       “DIP Claim” means any Claim against a Debtor arising under, derived from, secured by, based on, or related to the DIP-to-Exit Facility Documents or the DIP-to-Exit Revolving Facility Documents solely to the extent such Claim arises prior to the Effective Date.

72.          “DIP Facilities” means the debtor-in-possession financing facilities under the DIP-to-Exit Facility and/or DIP-to-Exit Revolving Facility.

73.         “DIP Lenders” means, collectively, the lenders providing the DIP-to-Exit Facility and the DIP-to-Exit Revolving Facility under the DIP-to-Exit Facility Documents and the DIP-to-Exit Revolving Facility Documents, respectively.

74.         “DIP Order” means an order of the Bankruptcy Court approving the DIP-to-Exit Facilities and/or the DIP-to-Exit Revolving Facility in form and substance consistent with the DIP-to-Exit Facility Documents and the DIP-to-Exit Revolving Facility Documents, as applicable.

75.          “DIP Trustee” means any trustee or similar entity under the DIP-to-Exit Facility Documents.

76.         “DIP-to-Exit Facility” means one or more debtor-in-possession financing facilities, as set forth in the DIP Order, with Goldman Sachs Bank USA as lead arranger or manager, which shall be used to repay certain of the Debtors’ prepetition secured indebtedness and shall convert into an exit facility on the Effective Date and which shall not contravene the terms of the Secured Creditor Settlement or the Reinstated Secured Debt after giving effect to any amendments or modifications to such Reinstated Secured Debt, made pursuant to Article IV.A.2, without the prior written consent of the First Lien Committee, such consent not to be unreasonably withheld.

77.          “DIP-to-Exit Facility Bond Engagement Letter” means that certain engagement letter by and among Frontier, the Guarantors (as defined therein) and Goldman Sachs & Co. LLC, as a lead bookrunner and a lead underwriter, dated as of August 14, 2020, as amended, amended and restated, supplemented, or otherwise modified from time to time.

78.         “DIP-to-Exit Facility Documents” means, collectively, all agreements, indentures, notes, filings, documents, and instruments delivered or entered into in connection with the DIP-to-Exit Facility, including any guarantee agreements, pledge and collateral agreements, escrow agreements, UCC financing statements or other perfection documents, intercreditor agreements, subordination agreements, fee letters, and other security documents, each of which shall not contravene the terms of the Secured Creditor Settlement or the Reinstated Secured Debt after giving effect to any amendments or modifications to such Reinstated Secured Debt, made pursuant to Article IV.A.2, without the prior written consent of the First Lien Committee, such consent not to be unreasonably withheld.

79.          “DIP-to-Exit Facility Term Loan Engagement Letter” means that certain engagement letter by and among Frontier, the Guarantors (as defined therein) and Goldman Sachs Bank USA, as a lead arranger and/or bookrunner, dated as of August 14, 2020, as amended, amended and restated, supplemented, or otherwise modified from time to time.

80.          “DIP-to-Exit Financing Parties” means (i) any Engagement Party, Managers or Additional Managers (in each case, as defined in the DIP-to-Exit Facility Bond Engagement Letter), solely in their capacities as such; (ii) any Commitment Party and the Lead Arrangers (in each case, as defined in the DIP‑to-Exit Revolving Facility Commitment Letter), solely in their capacities as such; and (iii) any Engagement Party, Lead Arrangers or Additional Agent (in each case, as defined in the DIP-to-Exit Facility Term Loan Engagement Letter), solely in their capacities as such.

81.        “DIP-to-Exit Revolving Facility” means that certain debtor-in-possession financing facility, as set forth in the DIP Order, of no less than $460 million, with Goldman Sachs Bank USA as a lead arranger, which shall, subject to certain conditions, convert into an exit revolving facility on the Effective Date and which shall not contravene the terms of the Secured Creditor Settlement or the Reinstated Secured Debt after giving effect to any amendments or modifications to such Reinstated Secured Debt, made pursuant to Article IV.A.2, without the prior written consent of the First Lien Committee, such consent not to be unreasonably withheld.

82.       “DIP-to-Exit Revolving Facility Commitment Letter” means that certain amended and restated commitment letter, by and between the Commitment Parties (as defined therein) and the Debtors (as defined therein), as amended, amended and restated, supplemented, or otherwise modified from time to time.

83.       “DIP-to-Exit Revolving Facility Documents” means, collectively, all agreements, documents, and instruments delivered or entered into in connection with the DIP-to-Exit Revolving Facility, including a separate credit agreement under the exit revolving facility, an amendment and restatement of the Credit Agreement to evidence the DIP-to-Exit Revolving Facility as the revolving facility thereunder and the terms of such DIP-to-Exit Revolving Facility, any guarantee agreements, pledge and collateral agreements, UCC financing statements or other perfection documents, intercreditor agreements, subordination agreements, fee letters, and other security documents, each of which shall not contravene the terms of the Secured Creditor Settlement or the Reinstated Secured Debt after giving effect to any amendments or modifications to such Reinstated Secured Debt, made pursuant to Article IV.A.2, without the prior written consent of the First Lien Committee, such consent not to be unreasonably withheld.

84.        “Disclosure Statement” means the Disclosure Statement Relating to the Third Amended Joint Plan of Reorganization of Frontier Communications Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 648], as may be amended, supplemented, or otherwise modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan.

85.       “Disclosure Statement Order” means the Order Approving (I) the Adequacy of the Disclosure Statement, (II) the Solicitation and Notice Procedures, (III) the Forms of Ballots and Notices in Connection Therewith, and (IV) Certain Dates with Respect Thereto [Docket No. 650], entered by the Bankruptcy Court approving the Disclosure Statement and the solicitations procedures with respect to the Plan.

86.         “Disputed” means a Claim or an Interest or any portion thereof:  (a) that is not Allowed; (b) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order; and (c) with respect to which a party in interest has Filed a Proof of Claim, a Proof of Interest, or otherwise made a written request to a Debtor for payment.

87.         “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity or Entities designated by the Reorganized Debtors to make or to facilitate distributions that are to be made pursuant to the Plan; provided, however, that with respect to the First Lien Notes, the Second Lien Notes, and the Senior Notes, the applicable Trustee shall make or facilitate any distributions to holders of First Lien Notes on account of the First Lien Notes Claim, Second Lien Notes on account of the Second Lien Notes Claim, and Senior Notes on account of Senior Notes Claims, respectively, in accordance with the Plan.

88.        “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Reorganized Debtors, on or after the Effective Date, upon which the Distribution Agent shall make distributions to Holders of Allowed Claims entitled to receive distributions under the Plan.

89.       “Distribution Record Date” means, other than with respect to Securities of the Debtors deposited with DTC and the First Lien Settlement Payments, the record date for purposes of determining which Holders of Allowed Claims against or Allowed Interests in the Debtors are eligible to receive distributions under the Plan, which date shall be the Effective Date, or such other date as is agreed to by the Debtors and the Required Consenting Noteholders or designated by an order of the Bankruptcy Court.  The Distribution Record Date shall not apply to Securities of the Debtors deposited with DTC, the holders of which shall receive a distribution in accordance with Article VI of the Plan and, as applicable, the customary procedures of DTC, or to the First Lien Settlement Payments.

90.          “DTC” means The Depository Trust Company.

91.          “Ducera” means Ducera Partners LLC, as financial advisor to the AG Notes Group.

92.          “Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan, (b) no stay of the Confirmation Order is in effect, and (c) the Debtors declare the Plan effective.

93.          “Emergence Award” has the meaning set forth in Article IV.R.

94.        “Engagement Letter Order” means that certain Order Authorizing the Debtors to (A) Enter Into DIP Financing Engagement Letters, (B) Pay Expenses in Connection Therewith, and (C) Furnish Related Indemnities.

95.          “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

96.          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1301-1461 (2012 & Supp. V 2017), and the regulations promulgated thereunder.

97.          “Estate” means, as to each Debtor, the estate created on the Petition Date for the Debtor in its Chapter 11 Case pursuant to sections 301 and 541 of the Bankruptcy Code and all property (as defined in section 541 of the Bankruptcy Code) acquired by the Debtor after the Petition Date through and including the Effective Date.

98.          “Excess Cash” means the amount of unrestricted balance sheet cash in excess of $150 million on the Effective Date as projected thirty days prior to the anticipated Effective Date (in each case, estimated and calculated in a manner reasonably acceptable to the Debtors and the Required Consenting Noteholders, including in respect of available net after-tax cash proceeds from the PNW Sale and less any deferred pension contribution payments, and any interest associated therewith, of the Debtors under the CARES Act or applicable IRS/PBGC waiver, potential costs related to regulatory settlements, and other restructuring related payments due on the Effective Date, including any required repayments of debt but excluding the Incremental Senior Notes Payments).  For the avoidance of doubt, any Incremental Senior Notes Payments will be made from Excess Cash first prior to the determination of, and distribution of, any Surplus Cash.  Further, for the avoidance of doubt, the DIP-to-Exit Revolving Facility shall remain undrawn as of the Effective Date (excluding any required letters of credit).

99.          “Exculpated Parties” means, collectively, and in each case in its capacity as such:  (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) the Consenting Noteholders; (d) the Creditors’ Committee and each of its members; (e) the First Lien Committee and each of its members; (f) the Second Lien Committee and each of its members, (g) the Agents and each Trustee, solely to the extent that they act as agents for the Debtors with respect to the administration or consummation of this Plan, including effectuating distributions hereunder, (h) each current and former Affiliate of each Entity in clause (a) through the following clause (h); and (i) each Related Party of each Entity in clause (a) through this clause (i).

100.       “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

101.       “FCC” means the Federal Communications Commission, including any official bureau or division thereof acting on delegated authority, and any successor Governmental Unit performing functions similar to those performed by the Federal Communications Commission on the Effective Date.

102.        “FCC Applications” means, collectively, each requisite application, petition, or other request filed or to be filed with the FCC in connection with the Restructuring Transactions or this Plan, including the applications filed with the FCC seeking consent to the Transfer of Control.

103.       “FCC Approval” means the FCC’s grant of the FCC Applications; provided that the possibility that an appeal, request for stay, or petition for rehearing or review by a court or administrative agency may be filed with respect to such grant, or that the FCC may reconsider or review such grant on its own authority, shall not prevent such grant from constituting FCC Approval for purposes of the Plan.

104.        “FCC Licenses” means any licenses, authorizations, waivers, and permits that are issued from time to time by the FCC.

105.       “Federal Judgment Rate” means the federal judgment interest rate in effect as of the Petition Date calculated as set forth in section 1961 of the Judicial Code.

106.       “File,” “Filed,” or “Filing” means file, filed, or filing, respectively, in the Chapter 11 Cases with the Bankruptcy Court or its authorized designee, or, with respect to the filing of a Proof of Claim or Proof of Interest, file, filed, or filing, respectively, with the Claims, Noticing, and Solicitation Agent.

107.       “Final Adequate Protection Order” means the order of the Bankruptcy Court (which, for the avoidance of doubt, may be the DIP Order) granting adequate protection to the Holders of Revolving Credit Claims (if then outstanding), Term Loan Claims, First Lien Notes Claims, Second Lien Notes Claims, and Subsidiary Secured Notes Claims, which shall (a) include all terms and conditions included in the Interim Adequate Protection Order, (b) be in form and substance reasonably acceptable to the First Lien Committee and the Second Lien Notes Trustee, and (c) not contravene the terms of the Secured Creditor Settlement or be modified in a manner adverse to (i) Holders of Term Loan Claims or First Lien Notes Claims without the prior written consent of the First Lien Committee or (ii) Holders of the Second Lien Notes Claims without the prior written consent of the Second Lien Notes Trustee, such consents not to be unreasonably withheld.

108.        “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

109.       “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, petition for certiorari, or move for a new trial, reargument, reconsideration, or rehearing has expired and no appeal, petition for certiorari, or motion for a new trial, reargument, reconsideration, or rehearing has been timely taken or filed, or as to which any appeal that has been or may be taken or any petition for certiorari or any motion for a new trial, reargument, reconsideration, or rehearing that has been or may be made or filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the motion for a new trial, reargument, reconsideration, or rehearing shall have been denied, resulted in no modification of such order (if any such motion has been or may be granted), or have otherwise been dismissed with prejudice; provided that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure or any comparable Bankruptcy Rule may be filed relating to such order or judgment shall not cause such order or judgment to not be a Final Order.

110.        “First Day Filings” means the “first-day” filings that the Debtors made upon or shortly following the commencement of the Chapter 11 Cases.

111.      “First Lien Committee” means the ad hoc committee of certain unaffiliated Holders of Term Loan Claims and First Lien Notes Claims represented by Paul, Weiss and PJT Partners.

112.       “First Lien Committee Fees” means, collectively, all outstanding, reasonable, and documented fees and expenses (regardless of whether such fees and expenses are incurred before or after the Petition Date) of (a) Paul, Weiss, (b) PJT Partners, and (c) Friedman Kaplan.

113.      “First Lien Documents” means, collectively, the Credit Agreement, the First Lien Notes Indenture, the Intercreditor Agreement, and all other agreements, documents, and instruments delivered or entered into in connection with the Credit Facilities and the First Lien Notes, including any guarantee agreements, pledge and collateral agreements, UCC financing statements, or other perfection documents, intercreditor agreements, subordination agreements, fee letters, and other security documents.

114.        “First Lien Notes” means the 8.000% first lien secured notes due April 1, 2027, issued by Frontier pursuant to the First Lien Notes Indenture.

115.       “First Lien Notes Claim” means any Claim against a Debtor arising under, derived from, based on, or related to the First Lien Notes or the First Lien Notes Indenture.

116.      “First Lien Notes Indenture” means that certain Indenture, dated as of March 15, 2019, by and among Frontier, as issuer, the subsidiary guarantors party thereto, JPMorgan Chase Bank, N.A., as collateral agent, and Wilmington Trust, National Association, as successor trustee to the Bank of New York Mellon, as amended, supplemented, or modified from time to time.

117.       “First Lien Notes Settlement Payment” means a Cash payment in the aggregate amount of $9,300,000, which the Debtors shall distribute to the First Lien Notes Trustee no later than five Business Days after the Confirmation Date, and which the First Lien Notes Trustee shall distribute, on a Pro Rata basis, to each Holder of First Lien Notes Claims as of the Confirmation Date, and which payment shall not be subject to disgorgement or recharacterization.

118.     “First Lien Notes Trustee” means Wilmington Trust, National Association, in its capacity as successor trustee under the First Lien Notes Indenture, and any successors and permitted assigns in such capacity.

119.       “First Lien Objection” means the Objection of the Ad Hoc First Lien Committee to the Debtors’ Third Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 857].

120.        “First Lien Settlement Payments” means the Term Loan Settlement Payments and the First Lien Notes Settlement Payment.

121.        “Friedman Kaplan” means Friedman Kaplan Seiler & Adelman LLP, as special counsel to the First Lien Committee.

122.        “Frontier” means Frontier Communications Corporation, a company incorporated under the laws of Delaware.

123.       “General Unsecured Claim” means any Claim against a Debtor that is not Secured and is not:  (a) paid in full prior to the Effective Date pursuant to an order of the Bankruptcy Court; (b) an Administrative Claim; (c) a Secured Tax Claim; (d) an Other Secured Claim; (e) a Priority Tax Claim; (f) an Other Priority Claim; (g) a DIP Claim; (h) a Professional Fee Claim; (i) a Revolving Credit Claim; (j) a Term Loan Claim; (k) a First Lien Notes Claim; (l) a Second Lien Notes Claim; (m) a Subsidiary Unsecured Notes Claim; (n) a Subsidiary Secured Notes Claim; (o) a Senior Notes Claim; (p) a Section 510(b) Claim; or (q) an Intercompany Claim.  For the avoidance of doubt, IDRB Claims shall be General Unsecured Claims.  Further, for the avoidance of doubt, any Claim by the United States Government or any of its agencies that is excepted from the automatic stay pursuant to section 362(b)(4) of the Bankruptcy Code shall be a General Unsecured Claim.

124.        “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

125.        “Holder” means an Entity holding a Claim against or an Interest in any Debtor.

126.        “Houlihan” means Houlihan Lokey Capital, Inc., as financial advisor to the MB Notes Group.

127.       “IDRB” means the 6.200% industrial development revenue bonds due May 1, 2030, issued pursuant to the Indenture and in connection with the IDRB Loan Agreement.

128.      “IDRB Claim” means any Claim against a Debtor arising under, derived from, based on, or related to the IDRB Indenture or IDRB Loan Agreement.

129.       “IDRB Indenture” means the Indenture of Trust, dated as of May 1, 1995, by and between the Industrial Development Authority of the County of Maricopa, as issuer, and The Bank of New York Mellon, as successor trustee.

130.      “IDRB Loan Agreement” means that certain Loan Agreement, dated as of May 1, 1995, by and among Citizens Utilities Company and The Industrial Development Authority of the County of Maricopa, as issuer, as amended, modified, or supplemented from time to time, entered into in connection with the issuance of the IDRB.

131.       “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

132.       “Incremental Senior Notes Payment Amount” means, with respect to each series of Senior Notes, (a) if the amount of Excess Cash is equal to or greater than the sum of all Series Accrued Amounts, the Series Accrued Amount for such series, (b) if the amount of Excess Cash is less than the sum of all Series Accrued Amounts but greater than zero, an amount equal to Excess Cash multiplied by the Series Ratable Share for such series, or (c) if Excess Cash is zero, zero.

133.       “Incremental Senior Notes Payments” means, collectively, the Cash payments, on the Effective Date (to the extent of available Excess Cash), to each Holder of Senior Notes, which shall be allocated to the Holders of Senior Notes of each series of Senior Notes based on such series’ Series Ratable Share of the Incremental Senior Notes Payment Amount.  Payment of the Incremental Senior Notes Payments shall be made to every Holder of each series of Senior Notes in respect of the portion of the Series Accrued Amounts related to such Holder’s holdings in such series of Senior Notes.  Distribution of Incremental Senior Notes Payments shall be subject to the conditions set forth in the Restructuring Support Agreement.

134.       “Incremental Term Loan Settlement Payment” means a Cash payment in the aggregate amount of $7,500,000, which shall be distributed on the Effective Date, on a Pro Rata basis to each Holder of Allowed Term Loan Claims as of the Effective Date, solely in the event that the Effective Date occurs on or after March 31, 2021, which payment shall not be subject to disgorgement or recharacterization.

135.      “Indemnification Provisions” means the provisions in place before or as of the Effective Date, whether in a Debtor’s bylaws, certificates of incorporation, limited liability company agreement, partnership agreement, management agreement, other formation or organizational document, board resolution, indemnification agreement, contract, or otherwise providing the basis for any obligation of a Debtor as of the Effective Date to indemnify, defend, reimburse, or limit the liability of, or to advance fees and expenses to, any of the Debtors’ current and former directors, equity holders, managers, officers, members, employees, attorneys, accountants, investment bankers, and other professionals, and each such Entity’s respective affiliates, as applicable.

136.        “Initial Settlement Payments” means, collectively, the Initial Term Loan Settlement Payment and the First Lien Notes Settlement Payment.

137.        “Initial Term Loan Settlement Payment” means a Cash payment in the aggregate amount of $48,200,000, which shall be distributed no later than five Business Days after the Confirmation Date, on a Pro Rata basis to each Holder of Allowed Term Loan Claims as of the Confirmation Date, which payment shall not be subject to disgorgement or recharacterization.

138.        “Intercompany Claim” means any Claim against a Debtor that is held by another Debtor or a direct or indirect subsidiary of a Debtor.

139.        “Intercompany Interest” means any Interest in one Debtor held by another Debtor, other than an Interest in Frontier.

140.      “Intercreditor Agreement” means that certain Junior Lien Intercreditor and Subordination Agreement, dated as of March 19, 2018, by and between Holders of Revolving Credit Claims, Term Loan Claims, First Lien Notes Claims, and Second Lien Notes Claims.

141.      “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Retained Professionals [Docket No. 88].

142.      “Interest” means any equity security as such term is defined in section 101(16) of the Bankruptcy Code, including all issued, unissued, authorized, or outstanding shares of capital stock and any other common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profit interests of an Entity, including all options, warrants, rights, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities, or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in an Entity whether or not arising under or in connection with any employment agreement and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security, and including any Claim against the Debtors subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to the foregoing.

143.     “Interim Adequate Protection Order” means the Interim Order (A) Granting Adequate Protection to the Prepetition Secured Parties and Prepetition Frontier Southwest Notes Secured Parties, (B) Authorizing the Unsecured Subsidiary Debt Payments, (C) Modifying the Automatic Stay, (D) Scheduling a Final Hearing, and (E) Granting Related Relief [Docket No. 89], which order shall not be modified in a manner adverse to (a) Holders of Term Loan Claims or First Lien Notes Claims without the prior written consent of the First Lien Committee or (b) Holders of the Second Lien Notes Claims without the prior written consent of the Second Lien Notes Trustee, such consents not to be unreasonably withheld.

144.      “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001 and the rules and regulations promulgated thereunder, as applicable to the Chapter 11 Cases.

145.        “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

146.      “Make-Whole Claim” means any Claim, whether secured or unsecured, derived from or based upon any make-whole, applicable premium, redemption premium, or other similar payment provisions provided for by the applicable indenture, credit agreement, or other agreement, or any other alleged premiums, fees, or Claims relating to the repayment of the principal balance of any notes, credit facilities, or other debts, including any Claims for damages or other relief arising from the repayment, prior to the respective stated maturity or call date, of the principal balance of any credit facilities, notes, or other debts, or any denial of any right to rescind any acceleration of such credit facilities, notes, or other debts, including, without limitation, those Claims arising under Section 4.09 of the First Lien Notes Indenture, and Section 4.07 of the Second Lien Notes Indenture.

147.        “Management Incentive Plan” shall have the meaning set forth in the Restructuring Support Agreement.

148.       “Management Incentive Plan Pool” means the pool of six percent of the fully diluted New Common Stock, which is reserved for distribution to participants in the Management Incentive Plan, including Emergence Awards, if any.

149.        “MB Notes Group” means the ad hoc group or committee of Consenting Noteholders represented by the MB Notes Group Representatives.

150.        “MB Notes Group Representatives” means Houlihan and Milbank.

151.       “Mediation” means the mediation between, among others, (a) the Debtors, (b) the AG Notes Group, (c) the MB Notes Group, (d) the First Lien Committee, (e) the Second Lien Committee, (f) the Creditors’ Committee, and (g) the Second Lien Notes Trustee, which was held before the Honorable Shelley C. Chapman, pursuant to the Order Appointing a Mediator [Docket No. 803].

152.        “Milbank” means Milbank LLP, as counsel to the MB Notes Group.

153.        “Navajo Nation” means Navajo Nation and its agencies, departments, and affiliates, including Navajo Tribal Utility Authority.

154.      “New Board” means the initial board of directors of Reorganized Frontier immediately following the occurrence of the Effective Date, to be appointed in accordance with the Plan and the New Organizational Documents.

155.        “New Common Stock” means the common stock of Reorganized Frontier to be issued on the Effective Date.

156.      “New Organizational Documents” means the organizational and governance documents for the Reorganized Debtors and any subsidiaries thereof, including, as applicable, the certificates or articles of incorporation, certificates of formation, certificates of organization, certificates of limited partnership, or certificates of conversion, limited liability company agreements, operating agreements, or limited partnership agreements, stockholder or shareholder agreements, bylaws, the identity of proposed members of the board of Reorganized Frontier, indemnification agreements, and Registration Rights Agreements (or equivalent governing documents of any of the foregoing).  The New Organizational Documents shall be determined by and acceptable to the Required Consenting Noteholders in their sole discretion.

157.        “Noteholder Groups” means, collectively, the MB Notes Group and the AG Notes Group.

158.      “Original DIP Motion” means the Debtors’ Motion for Entry of (I) An Interim and Final Order (A) Granting Adequate Protection, (B) Authorizing the Unsecured Subsidiary Debt Payments, (C) Modifying the Automatic Stay, and (D) Granting Related Relief, and (II) A Final Order (A) Authorizing the Debtors to Obtain Senior Secured Superpriority Postpetition Financing, (B) Granting Liens and Superpriority Administrative Expense Claims, (C) Authorizing Repayment of the Prepetition Revolving Credit Facility in Full, (D) Modifying the Automatic Stay, and (E) Granting Related Relief [Docket No. 43].

159.       “Other Priority Claim” means any Claim against a Debtor, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

160.       “Other Secured Claim” means a Secured Claim against a Debtor that is not:  (a) a Revolving Credit Claim; (b) a Term Loan Claim; (c) a First Lien Notes Claim; (d) a Second Lien Notes Claim; (e) a Subsidiary Secured Notes Claim; (f) a Secured Tax Claim; or (g) a DIP Claim.

161.      “Parent Litigation Claims” means litigation-related Claims against Frontier that would be subject to the section 362 of the Bankruptcy Code (except for such Claims subject to the exception contained in section 362(b)(4) of the Bankruptcy Code).  For the avoidance of doubt, the Parent Litigation Claims shall not include any litigation-related Claims against any of Frontier’s direct or indirect subsidiaries.

162.        “Paul, Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the First Lien Committee.

163.       “PBGC” means the Pension Benefit Guaranty Corporation, a wholly-owned United States government corporation, and an agency of the United States created by ERISA.

164.        “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

165.        “Petition Date” means April 14, 2020.

166.        “PJT Partners” means PJT Partners LP, as financial advisor to the First Lien Committee.

167.     “Plan” means this joint chapter 11 plan and all exhibits, supplements, appendices, and schedules hereto, as may be altered, amended, supplemented, or otherwise modified from time to time in accordance with Article X.A hereof, including the Plan Supplement (as altered, amended, supplemented, or otherwise modified from time to time), which is incorporated herein by reference and made part of the Plan as if set forth herein.

168.       “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may thereafter be amended, supplemented, or otherwise modified from time to time in accordance with the terms of the Plan, the Bankruptcy Code, the Bankruptcy Rules, and applicable law), each of which shall be in form and substance reasonably acceptable to the Required Consenting Noteholders and the Debtors (provided that the New Organizational Documents shall be determined by and acceptable to the Required Consenting Noteholders in their sole discretion), to be Filed by the Debtors no later than seven days before the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court, and additional documents Filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement; provided that the Debtors shall consult with the Creditors’ Committee on the Plan Supplement prior to its Filing.  The Plan Supplement may include the following, as applicable:  (a) the New Organizational Documents; (b) to the extent known, the identity and members of the New Board; (c) the Schedule of Rejected Executory Contracts and Unexpired Leases; (d) the Schedule of Retained Causes of Action; (e) the DIP-to-Exit Facility Documents, (f) the DIP-to-Exit Revolving Facility Documents, (g) the Takeback Debt Documents, as applicable; (h) the Restructuring Transactions Memorandum; (i) documentation relating to Emergence Awards, as applicable; (j) the Schriesheim Letter Agreement; and (k) any additional documents necessary to effectuate the Restructuring Transactions or that is contemplated by the Plan.

169.       “PNW Sale” means the sale of all of the issued and outstanding equity interests of the subsidiaries of Frontier and Frontier Communications ILEC Holdings LLC that operate Frontier’s business in Washington, Oregon, Idaho, and Montana to Northwest Fiber, LLC as reflected in a purchase agreement entered into on May 28, 2019.

170.      “Priority Tax Claim” means any Claim of a Governmental Unit against a Debtor of the kind specified in section 507(a)(8) of the Bankruptcy Code.

171.       “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class or the proportion of the Allowed Claims or Allowed Interests in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim or Allowed Interests under the Plan, unless otherwise indicated.

172.       “Professional” means an Entity:  (a) employed in the Chapter 11 Cases pursuant to an order of the Bankruptcy Court in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered and expenses incurred pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code or (b) for which compensation and reimbursement has been Allowed by Final Order of the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

173.     “Professional Fee Claim” means any Administrative Claim by a Professional for compensation for services rendered or reimbursement of expenses incurred by such Professional through and including the Effective Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court.  To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

174.       “Professional Fee Escrow Account” means an escrow account funded by the Debtors with Cash no later than the Effective Date in an amount equal to the Professional Fee Escrow Amount.

175.      “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses the Professionals have incurred or will incur in rendering services in connection with the Chapter 11 Cases prior to and as of the Confirmation Date projected to be outstanding as of the anticipated Effective Date, which shall be estimated pursuant to the method set forth in Article II.B of the Plan.

176.        “Proof of Claim” means a written proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

177.        “Proof of Interest” means a written proof of Interest Filed against any of the Debtors in the Chapter 11 Cases.

178.        “PUC” means any state-level public utility commission or similar agency with regulatory authority over any of the Debtors or their affiliates.

179.       “PUC Application” means any requisite application, petition, notice, or other request filed or to be filed with a PUC seeking PUC Approval to effectuate any Restructuring Transactions contemplated in the Plan.

180.       “PUC Approval” means any applicable PUC’s grant of a PUC Application; provided that the possibility that an appeal, request for stay, or petition for rehearing or review by a court or administrative agency may be filed with respect to such grant, or that a PUC may reconsider or review such grant on its own authority, shall not prevent such grant from constituting a PUC Approval for purposes of the Plan.

181.        “Quinn Emanuel” means Quinn Emanuel Urquhart & Sullivan, LLP, as counsel to the Second Lien Committee.

182.       “Registration Rights Agreement” means any agreement providing registration rights to the Consenting Noteholders, their affiliates, or any other parties, in each case, with respect to the New Common Stock.

183.      “Reinstate,” “Reinstated,” or “Reinstatement” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

184.     “Reinstated First Lien Notes” means the First Lien Notes, issued pursuant to the First Lien Notes Indenture, after giving effect to any amendments or modifications made pursuant to Article IV.A.2, upon being rendered Unimpaired pursuant to Section 1124(2) of the Bankruptcy Code pursuant to the Plan to the extent the First Lien Notes have not been repaid prior to or on the Effective Date.

185.      “Reinstated Notes” means the Reinstated First Lien Notes and the Reinstated Second Lien Notes, after giving effect to any amendments or modifications made pursuant to Article IV.A.2.

186.      “Reinstated Second Lien Notes” means the Second Lien Notes, issued pursuant to the Second Lien Notes Indenture, after giving effect to any amendments or modifications made pursuant to Article IV.A.2, upon being rendered Unimpaired pursuant to Section 1124(2) of the Bankruptcy Code pursuant to the Plan to the extent the Second Lien Notes have not been repaid prior to or on the Effective Date.

187.      “Reinstated Secured Debt” means, collectively, the Reinstated Notes and/or the Reinstated Term Loan Claims, each after giving effect to any amendments or modifications made pursuant to Article IV.A.2.

188.       “Related Party” means, with respect to any Entity, in each case in its capacity as such with respect to such Entity, such Entity’s current and former directors, managers, officers, investment committee members, special committee members, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals and advisors.

189.      “Released Parties” means, collectively, in each case in its capacity as such:  (a) each Debtor; (b) each Reorganized Debtor; (c) the First Lien Committee and each of its members; (d) the Second Lien Committee and each of its members, (e) each Consenting Noteholder; (f) the DIP Agent; (g) each Holder of a DIP Claim; (h) the DIP-to-Exit Financing Parties (i) the Agents and each Trustee; (j) the Creditors’ Committee and each of its members; (k) each current and former Affiliate of each Entity in clause (a) through the following clause (l); and (l) each Related Party of each Entity in clauses (a) through (k); provided that any Holder of a Claim against or Interest in the Debtors that is not a Releasing Party shall not be a “Released Party.”

190.       “Releasing Parties” means, collectively, in each case in its capacity as such:  (a) each Debtor; (b) each Reorganized Debtor; (c) the First Lien Committee and each of its members; (d) the Second Lien Committee and each of its members, (e) each Consenting Noteholder; (f) the DIP Agent; (g) each Holder of a DIP Claim; (h) the DIP-to-Exit Financing Parties; (i) the Agents and each Trustee; (j) the Creditors’ Committee and each of its members; (k) each current and former Affiliate of each Entity in clause (a) through the following clause (l), (l) each Related Party of each Entity in clauses (a) through (k); (m) all Holders of Claims that vote to accept the Plan; (m) all Holders of Claims that vote to reject the Plan and do not opt out of or otherwise object to the Third-Party Release in the Plan; and (m) all Holders of Claims that abstain from voting on the Plan and do not opt out of or otherwise object to the Third-Party Release in the Plan.  For the avoidance of doubt, all holders of Claims and Interests that are not entitled to vote on the Plan shall not be Releasing Parties.

191.        “Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date, including Reorganized Frontier and any intermediary holding company formed in the Restructuring Transactions through which Reorganized Frontier holds any other Reorganized Debtor.

192.       “Reorganized Frontier” means either (a) Frontier, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date, or (b) a new corporation, limited liability company, or partnership that may be formed to, among other things, directly or indirectly acquire substantially all of the assets and/or stock of the Debtors and issue the New Common Stock to be distributed pursuant to the Plan.

193.      “Required Consenting Noteholders” means, as of the relevant date, the Consenting Noteholders then holding greater than fifty and one-tenth percent (50.1%) of the aggregate outstanding principal amount of Senior Notes Claims that are held by all Consenting Noteholders subject to the Restructuring Support Agreement as of such date.

194.       “Restructuring Support Agreement” means that certain Restructuring Support Agreement, made and entered into as of April 14, 2020, including all exhibits thereto, by and among the Debtors and the Consenting Noteholders party thereto from time to time, as such may be amended from time to time in accordance with its terms.

195.        “Restructuring Term Sheet” means that certain term sheet attached as Exhibit B to the Restructuring Support Agreement.

196.    “Restructuring Transactions” means those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors, with the consent of the Required Consenting Noteholders (not to be unreasonably withheld), reasonably determine to be necessary to implement the transactions described in this Plan, as described in more detail in Article IV.B herein and the Restructuring Transactions Memorandum and consistent with the Restructuring Support Agreement.

197.      “Restructuring Transactions Memorandum” means that certain memorandum as may be amended, supplemented, or otherwise modified from time to time, describing the steps to be carried out to effectuate the Restructuring Transactions, the form of which shall be included in the Plan Supplement and, for the avoidance of doubt, be reasonably acceptable to the Required Consenting Noteholders; provided, that the Restructuring Transactions Memorandum as set forth in Docket No. 895 may not be amended, supplemented, or otherwise modified to include additional steps or transactions that would constitute a default under the First Lien Documents without the prior written consent of the First Lien Committee, such consent not to be unreasonably withheld, unless such additional step or transaction implements a Restructuring Transaction that was previously consented to as part of the Secured Creditor Settlement.

198.       “Revolving Credit Claim” means any Claim against a Debtor arising under, derived from, based on, or related to the Revolving Credit Facility provided for in the Credit Agreement.

199.        “Revolving Credit Facility” means that certain prepetition senior secured revolving credit facility provided for under the Credit Agreement.

200.        “Revolving Credit Lenders” means, collectively, Holders of Revolving Credit Claims.

201.        “Rural Utilities Service Loan Claim” means a Claim arising under a Rural Utilities Service Loan Contract.

202.       “Rural Utilities Service Loan Contracts” means those Rural Utilities Service loan contracts due January 3, 2028 to which certain Debtors are counterparties.

203.       “Schedule of Rejected Executory Contracts and Unexpired Leases” means a schedule that may be Filed as part of the Plan Supplement at the Debtors’ option of certain Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time by the Debtors or Reorganized Debtors, as applicable, in accordance with the Plan.

204.     “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time by the Debtors, which shall be included in the Plan Supplement.

205.      “Schedules” means, collectively, the schedules of assets and liabilities, Schedule of Rejected Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by each of the Debtors pursuant to section 521 of the Bankruptcy Code, as such schedules and statements may have been or may be amended, modified, or supplemented from time to time.

206.      “Schriesheim Letter Agreement” means that certain agreement by and between Robert A. Schriesheim and Frontier, that remains subject to finalization.

207.       “SEC” means the United States Securities and Exchange Commission.

208.     “Second Lien Committee” means an ad hoc committee of certain unaffiliated Holders of Second Lien Notes Claims represented by Quinn Emanuel.

209.       “Second Lien Committee Fees” means, collectively, up to $1.0 million of outstanding, reasonable, and documented fees and expenses (regardless of whether such fees and expenses are incurred before or after the Petition Date) of (a) Quinn Emanuel and (b) TRS Advisors.

210.      “Second Lien Notes” means the 8.500% second lien secured notes due April 1, 2026, issued by Frontier pursuant to the Second Lien Notes Indenture.

211.       “Second Lien Notes Claim” means any Claim against a Debtor arising under, derived from, based on, or related to the Second Lien Notes or the Second Lien Notes Indenture.

212.      “Second Lien Notes Indenture” means that certain Indenture, dated as of March 19, 2018, by and among Frontier, as issuer, the subsidiary guarantors party thereto, and Wilmington Savings Fund Society FSB, as successor trustee and successor collateral agent, as amended, supplemented, or modified from time to time.

213.      “Second Lien Notes Trustee” means Wilmington Savings Fund Society FSB, in its capacity as successor trustee under the Second Lien Notes Indenture, and any successors and permitted assigns in such capacity.

214.       “Second Lien Objections” means the Objection of the Second Lien Notes Trustee to the Debtors’ Third Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 858] and the Second Lien Committee’s Joinder to the Second Lien Notes Trustee’s Objection [Docket No. 860].

215.        “Section 510(b) Claim” means any Claim against a Debtor subject to subordination under section 510(b) of the Bankruptcy Code.

216.       “Secured” means, when referring to a Claim:  (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) Allowed pursuant to the Plan as a secured Claim.

217.      “Secured Creditor Settlement” means the settlement, release, compromise, discharge, or other resolution of all outstanding Claims, Interests, Causes of Action, including the First Lien Objection and Second Lien Objections as between the Debtors, the First Lien Committee, the Second Lien Notes Trustee, and the Second Lien Committee, as described in Article IV.A.2.

218.       “Secured Tax Claim” means any Secured Claim against a Debtor that, absent its Secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

219.     “Securities Act” means the U.S. Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

220.        “Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

221.       “Senior Noteholders” means, collectively, the Holders of Senior Notes Claims.

222.       “Senior Notes” means, collectively, the 2020 April Notes, the 2020 September Notes, the 2021 July Notes, the 2021 September Notes, the 2022 April Notes, the 2022 September Notes, the 2023 Notes, the 2024 Notes, the 2025 January Notes, the 2025 September Notes, the 2025 November Notes, the 2026 Notes, the 2027 Notes, the 2031 Notes, the 2034 Notes, the 2035 Notes, and the 2046 Notes.

223.       “Senior Notes Claim” means any Claim against a Debtor arising under, derived from, based on, or related to the Senior Notes or the Senior Notes Indentures.

224.      “Senior Notes Indentures” means, collectively, the 1991 Notes Indenture, the 2001 Notes Indenture, 2006 Notes Indenture, the 2009 Notes Indenture, the 2010 Notes Indenture, and the 2015 Notes Indenture.

225.       “Series Accrued Amount” means, with respect to any series of Senior Notes, the “Series Accrued Amount,” subject to an aggregate cap of $375 million, and otherwise on terms as specified on Annex 2 of the Restructuring Term Sheet with respect to such series of Senior Notes.

226.       “Series Ratable Share” means, with respect to any series of Senior Notes, the “Series Ratable Share” specified on Annex 2 of the Restructuring Term Sheet with respect to such series of Senior Notes.

227.       “Solicitation Materials” means all solicitation materials with respect to the Plan.

228.        “Subsidiary Debt” means, collectively, the Subsidiary Unsecured Notes, Rural Utilities Service Loan Contracts, and Verizon Secured Notes.

229.        “Subsidiary Secured Notes Claims” means, collectively, the Verizon Secured Claims and the Rural Utilities Service Loan Claims.

230.      “Subsidiary Unsecured Notes” means, collectively, the Unsecured Frontier California Notes, the Unsecured Frontier Florida Notes, the Unsecured Frontier North Notes, and the Unsecured Frontier West Virginia Notes.

231.      “Subsidiary Unsecured Notes Claim” means any Claim against a Debtor arising under, derived from, based on, or related to the Subsidiary Unsecured Notes, Subsidiary Unsecured Notes Indentures, or Unsecured Frontier West Virginia Notes Documents.

232.       “Subsidiary Unsecured Notes Indentures” means, collectively, the Unsecured Frontier California Notes Indenture, the Unsecured Frontier Florida Notes Indenture, and the Unsecured Frontier North Notes Indenture.

233.       “Surety Assumption Order” means the Order (I) Authorizing the Debtors to Assume Agreements Concerning the Surety Bond Program and (II) Granting Related Relief [Docket No. 373].

234.      “Surplus Cash” means the amount of unrestricted balance sheet cash in excess of $150 million on the Effective Date as projected thirty days prior to the anticipated Effective Date (in each case, estimated and calculated in a manner reasonably acceptable to the Debtors and the Required Consenting Noteholders, including in respect of available net after-tax cash proceeds from the PNW Sale and less any deferred pension contribution payments, and any interest associated therewith, of the Debtors under the CARES Act or applicable IRS/PBGC waiver, potential costs related to regulatory settlements, and other restructuring related payments due on the Effective Date, including any required repayments of debt and the Incremental Senior Notes Payments); provided, the Debtors shall use commercially reasonable best efforts to raise an $850 million exit facility (including seeking proposals from Consenting Noteholders), to be comprised of a revolving credit facility and/or other funded instrument, with any such proceeds expressly excluded from Surplus Cash; provided, further, that to the extent the exit facility commitments, including those with respect to the DIP-to-Exit Revolving Facility, are below $850 million, the amount of Surplus Cash shall be reduced in an amount equal to the difference between $850 million and the actual exit facility commitments.  Further, for the avoidance of doubt, the DIP-to-Exit Revolving Facility shall remain undrawn as of the Effective Date (excluding any required letters of credit).

235.      “Takeback Debt” means the new debt to be issued by one or more of the Reorganized Debtors pursuant to the Plan and the Takeback Debt Documents.

236.       “Takeback Debt Documents” means, collectively, the indenture or loan agreement by and among one or more of the Reorganized Debtors and the lender parties thereto, and all other agreements, documents, and instruments delivered or entered into in connection therewith, including any guarantee statements, pledge and collateral agreements, UCC financing statements or other perfection documents, intercreditor agreements, subordination agreements, fee letters, and other security documents, which will set forth the terms of the Takeback Debt, if any, and which shall not contravene the terms of the Secured Creditor Settlement or the Reinstated Secured Debt without the prior written consent of the First Lien Committee, such consent not to be unreasonably withheld.

237.        “Takeback Debt Principal Amount” means, subject to Article IV.D, $750 million in aggregate principal amount of Takeback Debt.

238.       “Term Loan Claim” means any Claim against a Debtor arising under, derived from, based on, or related to the Term Loan Facility provided for in the Credit Agreement.

239.        “Term Loan Facility” means that certain prepetition senior secured term loan facility provided for under the Credit Agreement.

240.     “Term Loan Settlement Payments” means, together, the Initial Term Loan Settlement Payment and the Incremental Term Loan Settlement Payment.

241.        “Third-Party Release” means the releases set forth in Article VIII.C of the Plan.

242.       “Transfer of Control” means the transfer of control of the FCC Licenses held by Frontier or any of its subsidiaries as a result of the transfer of the New Common Stock to Holders of Allowed Senior Notes Claims.

243.        “TRS Advisors” means TRS Advisors LLC, as financial advisor to the Second Lien Committee.

244.      “Trustee” means, collectively, any indenture trustee, collateral trustee, or other trustee or similar entity under the First Lien Notes Indenture, Second Lien Notes Indenture, Senior Notes Indentures, IDRB Indenture, or the DIP Trustee.

245.       “Trustee Fees” means, collectively, to the extent not previously paid in connection with the Chapter 11 Cases, all outstanding, reasonable, and documented compensation, fees, and expenses, whether incurred prior to or after the Effective Date, of (a) the Trustees, (b) counsel to the Trustees, and (c) any other advisors to the Trustees to the extent provided under the First Lien Notes Indenture, Second Lien Notes Indenture, Senior Notes Indentures, or IDRB Indenture.

246.       “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Allowed Interest to a Holder that has not:  (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check, (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution, (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution, or (d) taken any other action necessary to facilitate such distribution.

247.       “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or section 1123 of the Bankruptcy Code.

248.      “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code; provided that, pursuant to the Secured Creditor Settlement, the Term Loan Claims, First Lien Notes Claims, and Second Lien Notes Claims shall be deemed unimpaired within the meaning of section 1124 of the Bankruptcy Code for purposes of Reinstatement notwithstanding any amounts, obligations, or defaults compromised or waived, or deemed compromised or waived, pursuant to the Secured Creditor Settlement.

249.      “Unsecured Frontier California Notes” means the 6.750% unsecured notes due May 15, 2027, issued by Frontier California Inc. (formerly known as GTE California Inc.) pursuant to the Unsecured Frontier California Notes Indenture.

250.       “Unsecured Frontier California Notes Indenture” means that certain Indenture, dated December 1, 1993, by and among Frontier California Inc. (formerly known as GTE California Inc.), as issuer, and U.S. Bank, National Association, as successor trustee, as amended, supplemented, or otherwise modified from time to time.

251.       “Unsecured Frontier Florida Notes” means the 6.860% unsecured notes due February 1, 2028, issued by Frontier Florida LLC (formerly known as GTE Florida Inc.) pursuant to the Unsecured Frontier Florida Notes Indenture.

252.      “Unsecured Frontier Florida Notes Indenture” means that certain Indenture, dated November 1, 1993, by and among Frontier Florida LLC (formerly known as GTE Florida Inc.), as issuer, and U.S. Bank National Association, as successor trustee, as amended, supplemented, or otherwise modified from time to time.

253.       “Unsecured Frontier North Notes” means the 6.730% unsecured notes due February 15, 2028, issued by Frontier North Inc. (formerly known as GTE North Inc.) pursuant to the Unsecured Frontier North Notes Indenture.

254.          “Unsecured Frontier North Notes Indenture” means that certain Indenture, dated January 1, 1994, by and among Frontier North Inc. (formerly known as GTE North Inc.), as issuer, and U.S. Bank National Association, as successor trustee, as amended, supplemented, or otherwise modified from time to time.

255.      “Unsecured Frontier West Virginia Notes” means the 8.400% unsecured notes due October 15, 2029, issued by Frontier West Virginia Inc. (formerly known as Verizon West Virginia Inc., and prior thereto, The Chesapeake and Potomac Telephone Company of West Virginia) pursuant to the Unsecured Frontier West Virginia Notes Documents.

256.       “Unsecured Frontier West Virginia Notes Documents” means, collectively, those certain debentures and purchase agreements, executed pursuant to the private placement funded on October 25, 1989, with Merrill Lynch Capital Markets as exclusive placement agent, by and among Frontier West Virginia Inc. (formerly known as Verizon West Virginia Inc., and prior thereto, The Chesapeake and Potomac Telephone Company of West Virginia), and Holders of the Unsecured Frontier West Virginia Notes, as amended, supplemented, or otherwise modified from time to time.

257.      “Unsecured Subsidiary Notes Trustee” means U.S. Bank National Association in its respective capacities as the indenture trustee under the Unsecured Frontier California Notes Indenture, the Unsecured Florida Notes Indenture, and the Unsecured Frontier North Notes Indenture, and any successor indenture trustees that may be appointed from time to time under said indentures

258.        “U.S. Trustee” means the United States Trustee for the Southern District of New York.

259.        “Verizon Secured Claim” means any Claim against a Debtor arising under, derived from, based on, or related to the Verizon Secured Notes or the Verizon Secured Notes Indenture.

260.     “Verizon Secured Notes” means the 8.500% secured subsidiary notes due November 15, 2031, issued by Frontier Southwest Incorporated (formerly known as GTE Southwest Incorporated, and prior thereto, Southwestern Associated Telephone Company) pursuant to the Verizon Secured Notes Indenture.

261.       “Verizon Secured Notes Indenture” means that certain Restated Indenture, dated June 1, 1940, by and among Frontier Southwest Incorporated (formerly known as GTE Southwest Incorporated, and prior thereto, Southwestern Associated Telephone Company), as issuer, and BOKF, NA, as successor trustee, as amended, supplemented, or otherwise modified from time to time.

262.      “Zurich Assumption Order” means the Order (I) Authorizing the Debtors to Enter into the Extension and the New Insurance Program, (II) Authorizing Assumption of the Existing Insurance Program, and (III) Granting Related Relief [Docket No. 376].

B.           Rules of Interpretation

For purposes of this Plan:  (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form; (3) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (4) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed, or to be Filed, shall mean that document, schedule, or exhibit, as it may thereafter have been or may thereafter be validly amended, amended and restated, supplemented, or otherwise modified; (5) unless otherwise specified, any reference to an Entity as a Holder of a Claim (including a Consenting Noteholder) or Interest, includes that Entity’s successors and assigns; (6) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (7) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (8) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (12) references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) unless otherwise specified, all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases; (14) any effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (15) any references herein to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter; (16) all references herein to consent, acceptance, or approval shall be deemed to include the requirement that such consent, acceptance, or approval be evidenced by a writing, which may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail; (17) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; and (18) the use of “include” or “including” is without limitation unless otherwise stated.

C.          Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.  If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.          Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan and any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, documents, instruments, or contracts, in which case the governing law of such agreement shall control); provided that corporate, limited liability company, or partnership governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the jurisdiction of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

E.          Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

F.           Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.           Nonconsolidated Plan

Although for purposes of administrative convenience and efficiency the Plan has been filed as a joint plan for each of the Debtors and presents together Classes of Claims against and Interests in the Debtors, the Plan does not provide for the substantive consolidation of any of the Debtors.

H.          Certain Consent Rights

Notwithstanding anything in the Plan to the contrary, any and all consent rights of the parties to the Restructuring Support Agreement as set forth in the Restructuring Support Agreement with respect to the form and substance of the Plan, the Plan Supplement, and any Definitive Document, including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from such documents, shall be incorporated herein by this reference (including the applicable definitions of Article I hereof) and fully enforceable as if stated in full herein until such time as the Restructuring Support Agreement is terminated in accordance with its terms.

To the extent the Plan provides for consent rights for the First Lien Committee, such rights shall be suspended and convert to consultation rights solely for the duration of any period in which the aggregate amount of Term Loan Claims and First Lien Notes Claims held by the First Lien Committee (regardless of the membership of the First Lien Committee) is less than fifty percent of the aggregate amount of such Claims set forth in the Third Amended Verified Statement of the Ad Hoc First Lien Committee Pursuant to Bankruptcy Rule 2019 [Docket No. 981]; provided that, in the event the First Lien Notes Claims are repaid, the repaid amount of such Claims shall not be included (neither in the numerator nor the denominator) in computing the applicable percentage for the First Lien Committee.

ARTICLE II.

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, DIP Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

A.          Administrative Claims

Except as otherwise specifically provided in the Plan, and except to the extent that a Holder of an Allowed Administrative Claim agrees to a less favorable treatment with respect to such Holder, to the extent an Allowed Administrative Claim has not already been paid in full or otherwise satisfied during the Chapter 11 Cases, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Holders of DIP Claims) will receive in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, such Administrative Claim, an amount of Cash equal to the amount of the unpaid or unsatisfied portion of such Allowed Administrative Claim in accordance with the following:  (1) if such Administrative Claim is Allowed on or prior to the Effective Date, no later than thirty days after the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction or course of business giving rise to such Allowed Administrative Claim, without any further action by the Holder of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by the Holder of such Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

Except as otherwise provided in this Article II.A, and except with respect to Administrative Claims that are DIP Claims or Professional Fee Claims unless previously Filed, requests for payment of Administrative Claims (other than Administrative Claims arising under section 503(b)(9) of the Bankruptcy Code) must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date.  Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors, or their property, and such Administrative Claims shall be deemed discharged as of the Effective Date without the need for any objection from the Reorganized Debtors or any notice to or action, order, or approval of the Bankruptcy Court or any other Entity.  Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed by Final Order of the Bankruptcy Court.

Objections to requests for payment of such Administrative Claims, if any, must be Filed with the Bankruptcy Court and served on the Reorganized Debtors and the requesting Holder no later than the Claims Objection Deadline for Administrative Claims.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and prior Bankruptcy Court orders, the Allowed amounts, if any, of Administrative Claims shall be determined by, and satisfied in accordance with, an order that becomes a Final Order of the Bankruptcy Court.

B.           Professional Fee Claims

1.            Final Fee Applications and Payment of Professional Fee Claims

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five days after the Effective Date.  The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and Bankruptcy Rules.  The Reorganized Debtors shall pay Professional Fee Claims owing to the Professionals in Cash to such Professionals in the amount the Bankruptcy Court Allows, including from funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account.

2.            Professional Fee Escrow Account

No later than the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount.  The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court.  No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way.  No funds held in the Professional Fee Escrow Account shall be property of the Estates of the Debtors or the Reorganized Debtors.  When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall be turned over to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

3.            Professional Fee Escrow Amount

The Professionals shall deliver to the Debtors a reasonable and good‑faith estimate of their unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Confirmation Date projected to be outstanding as of the anticipated Effective Date, and shall deliver such estimate no later than five Business Days prior to the anticipated Effective Date.  For the avoidance of doubt, no such estimate shall be considered or deemed an admission or limitation with respect to the amount of the fees and expenses that are the subject of a Professional’s final request for payment of Professional Fee Claims Filed with the Bankruptcy Court, and such Professionals are not bound to any extent by the estimates.  If a Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.  The total aggregate amount so estimated to be outstanding as of the anticipated Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account; provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

4.            Post‑Confirmation Fees and Expenses

Except as otherwise specifically provided in the Plan, following entry of the Confirmation Order, the Debtors shall, in the ordinary course of business pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors, the Reorganized Debtors, or the Creditors’ Committee; provided, however, that the Debtors shall not pay any monthly, transaction, restructuring, financing, completion, success, or other similar fee unless the Court has approved the retention of such Professional and the terms of such fees are approved by the Bankruptcy Court or pursuant to the Plan.  For any fees and expenses incurred from and after the Confirmation Date, the Debtors and Reorganized Debtors, as applicable, shall pay, within ten Business Days after submission of a detailed invoice to the Debtors or Reorganized Debtors, as applicable, reasonable fees and expenses incurred by the Professionals of the Debtors, the Reorganized Debtors, or the Creditors’ Committee, as applicable; provided that the Professionals of the Debtors shall also (i) serve Akin, Milbank, the Creditors’ Committee, and the U.S. Trustee (collectively, the “Statement Parties”) the monthly statements of such Professionals’ claims for compensation or reimbursement of expenses with reasonable detail and (ii) file a notice with the Bankruptcy Court reflecting the amount of the fees and expenses requested by such Professional.  If the Debtors, Reorganized Debtors, or the Statement Parties, as applicable, dispute the reasonableness of any such invoice, the Debtors, Reorganized Debtors, or the Statement Parties, as applicable, or the affected Professional may file an objection with the Bankruptcy Court, and the disputed portion of such invoice shall not be paid until the dispute is resolved.  From and after the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.          DIP Claims

Except to the extent that a Holder of an Allowed DIP Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim, on the Effective Date, each such Holder of an Allowed DIP Claim shall receive (a) payment in full in Cash of such Holder’s Allowed DIP Claim or (b) at the Debtors’ election, and solely to the extent permitted under the DIP-to-Exit Facility Documents or the DIP-to-Exit Revolving Facility Documents, as applicable, or otherwise agreed to by such Holder of an Allowed DIP Claim, such Holder’s Pro Rata share of the respective exit facility, as applicable, by way of having their commitments under the DIP-to-Exit Facility Documents or the DIP-to-Exit Revolving Facility Documents, as applicable, be converted into commitments of the respective exit facility in accordance with the DIP-to-Exit Facility Documents and the DIP-to-Exit Revolving Facility Documents, as applicable.  With respect to the treatment of the DIP Claims, the DIP-to-Exit Facility, or the DIP-to-Exit Revolving Facility, in the event that any provision of this Plan, the Confirmation Order, the Plan Supplement, any other order of the Bankruptcy Court, or, in each case, any related documents, conflicts with or is in any way inconsistent with any provision of the DIP Order, the DIP Order shall govern and control.  For the avoidance of doubt, the absence of any provision in this Plan, the Confirmation Order, the Plan Supplement, any other order of the Bankruptcy Court, or, in each case, any related documents, shall not preclude the inclusion of such provision in the DIP Order.

Notwithstanding anything to the contrary in the Plan or the Confirmation Order, requests for payment and expenses of professionals compensated pursuant to the DIP Order or the Engagement Letter Order are not required to be filed and served other than in compliance with the procedures set forth in the DIP Order or the Engagement Letter Order.

D.          Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION, TREATMENT,
AND VOTING OF CLAIMS AND INTERESTS

A.          Classification of Claims and Interests

Except for the Claims addressed in Article II of the Plan, all Claims against and Interests in the Debtors are classified in the Classes set forth in this Article III for all purposes, including voting, Confirmation, and distributions pursuant to the Plan and in accordance with section 1122 and 1123(a)(1) of the Bankruptcy Code.  A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes.  A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

B.           Summary of Classification

A summary of the classification of Claims against and Interests in each Debtor pursuant to the Plan is summarized in the following chart.  The Plan constitutes a separate chapter 11 plan for each of the Debtors, and accordingly, the classification of Claims and Interests set forth below applies separately to each of the Debtors.  All of the potential Classes for the Debtors are set forth herein.  Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Claims or Interests shall be treated as set forth in Article III.E hereof.  Voting tabulations for recording acceptances or rejections of the Plan will be conducted on a Debtor-by-Debtor basis as set forth above.1

1	The Debtors reserve the right to separately classify Claims or Interests to the extent necessary to comply with any requirements under the Bankruptcy Code or applicable law.

Class	Claim or Interest	Status	Voting Rights
1	Secured Tax Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
2	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
3	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
4	Revolving Credit Claims	Impaired	Entitled to Vote
5	Term Loan Claims	Impaired	Entitled to Vote
6	First Lien Notes Claims	Impaired	Entitled to Vote
7	Second Lien Notes Claims	Impaired	Entitled to Vote
8	Subsidiary Secured Notes Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
9	Subsidiary Unsecured Notes Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
10	Senior Notes Claims	Impaired	Entitled to Vote
11	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
12	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
13	Intercompany Claims	Unimpaired/Impaired	Not Entitled to Vote (Presumed to Accept/Deemed to Reject)
14	Intercompany Interests	Unimpaired/Impaired	Not Entitled to Vote (Presumed to Accept/Deemed to Reject)
15	Interests in Frontier	Impaired	Not Entitled to Vote (Deemed to Reject)

C.          Treatment of Classes of Claims and Interests

Subject to Article VI hereof, each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Claim or Allowed Interest, as applicable.

1.            Class 1 —Secured Tax Claims

(a)	Classification: Class 1 consists of all Secured Tax Claims.

(b)	Treatment: Each Holder of an Allowed Secured Tax Claim shall receive, at the option of the applicable Reorganized Debtor:

(i)	payment in full in Cash of such Holder’s Allowed Secured Tax Claim; or

(ii)
equal semi-annual Cash payments commencing as of the Effective Date or as soon as reasonably practicable thereafter and continuing for five years, in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at the applicable non-default contract rate under non‑bankruptcy law, subject to the option of the applicable Reorganized Debtor to prepay the entire amount of such Allowed Secured Tax Claim during such time period.

(c)
Voting:  Class 1 is Unimpaired under the Plan.  Holders of Allowed Secured Tax Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2.            Class 2 — Other Secured Claims

(a)	Classification: Class 2 consists of all Other Secured Claims.

(b)	Treatment: Each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor:

(i)	payment in full in Cash of such Holder’s Allowed Other Secured Claim;

(ii)	Reinstatement of such Holder’s Allowed Other Secured Claim;

(iii)	delivery of the collateral securing such Holder’s Allowed Other Secured Claim; or

(iv)	such other treatment rendering such Holder’s Allowed Other Secured Claim Unimpaired.

(c)
Voting:  Class 2 is Unimpaired under the Plan.  Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3.            Class 3 — Other Priority Claims

(a)	Classification: Class 3 consists of all Other Priority Claims.

(b)
Treatment:  Each Holder of an Allowed Other Priority Claim shall receive, at the option of the applicable Debtor, payment in full in Cash of such Holder’s Other Priority Claim or such other treatment rendering such Holder’s Other Priority Claim Unimpaired.

(c)
Voting:  Class 3 is Unimpaired under the Plan.  Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

4.            Class 4 — Revolving Credit Claims

(a)	Classification: Class 4 consists of all Revolving Credit Claims.

(b)
Allowance:  The Revolving Credit Claims are deemed Allowed in an amount equal to the sum of:  (i) the principal amount outstanding under the Credit Agreement; and (ii) all accrued but unpaid interest, costs, fees, and expenses due and owing under the Credit Agreement.

(c)
Treatment:  Each Holder of an Allowed Revolving Credit Claim shall receive interest payments as required under the Interim Adequate Protection Order or Final Adequate Protection Order, as applicable, through the earlier of the Effective Date or repayment of the Revolving Credit Facility in full in Cash (which shall provide for the payment of accrued but unpaid postpetition interest calculated at the non-default contract rate).  To the extent not already satisfied in full in Cash during the Chapter 11 Cases, on the Effective Date, each Holder of an Allowed Revolving Credit Claim shall receive, pursuant to the Secured Creditor Settlement, payment in full in Cash, including accrued but unpaid postpetition interest calculated at the non-default contract rate; provided that any outstanding letters of credit issued under the Revolving Credit Facility shall be cash collateralized or otherwise backstopped as required by the prepetition Credit Agreement or in a manner reasonably satisfactory to each applicable issuing bank.

(d)	Voting: Class 4 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class 4 are entitled to vote to accept or reject the Plan.

5.            Class 5 — Term Loan Claims

(a)	Classification: Class 5 consists of all Term Loan Claims.

(b)
Allowance:  The Term Loan Claims are deemed Allowed in an amount equal to the sum of:  (i) the principal amount outstanding under the Credit Agreement; and (ii) all accrued but unpaid interest, costs, fees, and expenses due and owing under the Credit Agreement.

(c)
Treatment:  Each Holder of an Allowed Term Loan Claim shall receive interest payments as required under the Interim Adequate Protection Order or Final Adequate Protection Order, as applicable, through the earlier of the Effective Date or repayment of the Term Loan Facility in full in Cash (which shall provide for the payment of accrued but unpaid postpetition interest calculated at the non-default contract rate).  To the extent not already satisfied in full in Cash during the Chapter 11 Cases, each Holder of an Allowed Term Loan Claim shall receive pursuant to the Secured Creditor Settlement:

(i)
on the Effective Date, either (a) payment in full in Cash, including accrued but unpaid postpetition interest calculated at the non-default contract rate; or (b) solely in the event that the Debtors cannot procure financing on terms acceptable to the Debtors and the Required Consenting Noteholders to repay the Term Loan Facility in full, Reinstatement of any such Allowed Term Loan Claim; and

(ii)	its Pro Rata share of and interest in the Term Loan Settlement Payments, as applicable and when due and payable under the terms of the Secured Creditor Settlement.

(d)	Voting: Class 5 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class 5 are entitled to vote to accept or reject the Plan.

6.            Class 6 — First Lien Notes Claims

(a)	Classification: Class 6 consists of all First Lien Notes Claims.

(b)
Allowance:  The First Lien Notes Claims are deemed Allowed in an amount equal to the sum of:  (i) the principal amount outstanding under the First Lien Notes Indenture; and (ii) all accrued but unpaid interest, costs, fees, and expenses due and owing under the First Lien Notes Indenture, provided that no Make-Whole Claim shall be Allowed under the Plan.

(c)
Treatment:  Each Holder of an Allowed First Lien Notes Claim shall receive interest payments as required under the Interim Adequate Protection Order or Final Adequate Protection Order, as applicable, through the earlier of the Effective Date or repayment of the First Lien Notes in full in Cash (which shall provide for the payment of accrued but unpaid postpetition interest calculated at the non-default contract rate).  To the extent not already satisfied in full in Cash during the Chapter 11 Cases, each Holder of an Allowed First Lien Notes Claim shall receive pursuant to the Secured Creditor Settlement:

(i)
either (a) payment in full in Cash on or prior to the Effective Date, including accrued but unpaid postpetition interest calculated at the non-default contract rate; or (b) solely in the event that the Debtors cannot procure financing on terms acceptable to the Debtors and the Required Consenting Noteholders to repay the First Lien Notes in full, Reinstatement of any such Allowed First Lien Notes Claim on the Effective Date; and

(ii)	its Pro Rata share of and interest in the First Lien Notes Settlement Payment, subject to the conditions in Article IV.A.2.

(d)	Voting: Class 6 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class 6 are entitled to vote to accept or reject the Plan.

7.            Class 7 — Second Lien Notes Claims

(a)	Classification: Class 7 consists of all Second Lien Notes Claims.

(b)
Allowance:  The Second Lien Notes Claims are deemed Allowed in an amount equal to the sum of:  (i) the principal amount outstanding under the Second Lien Notes Indenture; and (ii) all accrued but unpaid interest, costs, fees, and expenses due and owing under the Second Lien Notes Indenture, provided that no Make-Whole Claim shall be Allowed under the Plan.

(c)
Treatment: Each Holder of an Allowed Second Lien Notes Claim shall receive interest payments as required under the Interim Adequate Protection Order or Final Adequate Protection Order, as applicable, through the earlier of the Effective Date or repayment of the Second Lien Notes in full in Cash (which shall provide for the payment of accrued but unpaid postpetition interest calculated at the non-default contract rate).  To the extent not already satisfied in full in Cash during the Chapter 11 Cases, on the Effective Date, each Holder of an Allowed Second Lien Notes Claim shall receive either:

(i)	payment in full in Cash, including accrued but unpaid postpetition interest calculated at the non-default contract rate; or

(ii)
solely in the event that the Debtors cannot procure financing on terms acceptable to the Debtors and the Required Consenting Noteholders to repay the Second Lien Notes in full, Reinstatement of such Allowed Second Lien Notes Claim.

Pursuant to the Secured Creditor Settlement, Holders of Second Lien Notes Claims shall also receive a release from the Holders of Revolving Credit Claims, Term Loan Claims and First Lien Notes Claims of any turnover or payments over rights under the Intercreditor Agreement for any pre-Effective Date amounts or obligations compromised as part of the Secured Creditor Settlement.

(d)	Voting: Class 7 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class 7 are entitled to vote to accept or reject the Plan.

8.            Class 8 — Subsidiary Secured Notes Claims

(a)	Classification: Class 8 consists of all Subsidiary Secured Notes Claims.

(b)
Allowance:  The Subsidiary Secured Notes Claims are deemed Allowed in an amount equal to the sum of:  (i) the principal amount outstanding, plus accrued but unpaid prepetition interest at the non-default contract rate under the Verizon Secured Notes Indenture and Rural Utilities Service Loan Contracts, as applicable; (ii) accrued but unpaid postpetition interest at the non-default contract rate; and (iii) any obligations due and owing under the Verizon Secured Notes Indenture and Rural Utilities Service Loan Contracts to the extent unpaid as of the Effective Date.

(c)
Treatment:  On the Effective Date, each Allowed Subsidiary Secured Notes Claim shall be Reinstated.  Each Holder of an Allowed Subsidiary Secured Notes Claim shall receive ordinary course Cash interest payments on its Allowed Subsidiary Secured Notes Claim at the applicable non‑default contract rate through the Effective Date.

(d)
Voting:  Class 8 is Unimpaired under the Plan.  Holders of Subsidiary Secured Notes Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

9.            Class 9 —Subsidiary Unsecured Notes Claims

(a)	Classification: Class 9 consists of all Subsidiary Unsecured Notes Claims.

(b)
Allowance:  The Subsidiary Unsecured Notes Claims are deemed Allowed in an amount equal to the sum of:  (i) the principal amount outstanding, plus accrued but unpaid prepetition interest at the non-default contract rate under the Subsidiary Unsecured Notes Indentures and the Unsecured Frontier West Virginia Notes Documents, as applicable; (ii) accrued but unpaid postpetition interest at the non‑default contract rate; and (iii) any obligations due and owing under the respective Subsidiary Unsecured Notes Indentures and the Unsecured Frontier West Virginia Notes Documents to the extent unpaid as of the Effective Date.

(c)
Treatment:  On the Effective Date, each Allowed Subsidiary Unsecured Notes Claim shall be Reinstated.  Each Holder of an Allowed Subsidiary Unsecured Notes Claim shall receive ordinary course Cash interest payments on its Allowed Subsidiary Unsecured Notes Claim at the applicable non‑default contract rate through the Effective Date.

(d)
Voting:  Class 9 is Unimpaired under the Plan.  Holders of Subsidiary Unsecured Notes Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

10.          Class 10 — Senior Notes Claims

(a)	Classification: Class 10 consists of all Senior Notes Claims.

(b)
Allowance:  On the Effective Date, the Senior Notes Claims shall be deemed Allowed in the aggregate principal amount of $10,948,307,000, plus accrued and unpaid Allowed interest on such principal amount, plus any other unpaid premiums, fees, costs, or other amounts due and owing pursuant to the Senior Notes Indentures, in each case, up to and including the Petition Date, consisting of:

(i)	$172,087,000 in aggregate principal amount on account of the 2020 April Notes, plus accrued and unpaid interest as of the Petition Date;

(ii)	$54,643,000 in aggregate principal amount on account of the 2020 September Notes, plus accrued and unpaid interest as of the Petition Date;

(iii)	$89,269,000 in aggregate principal amount on account of the 2021 July Notes, plus accrued and unpaid interest as of the Petition Date;

(iv)	$219,721,000 in aggregate principal amount on account of the 2021 September Notes, plus accrued and unpaid interest as of the Petition Date;

(v)	$500,000,000 in aggregate principal amount on account of the 2022 April Notes, plus accrued and unpaid interest as of the Petition Date;

(vi)	$2,187,537,000 in aggregate principal amount on account of the 2022 September Notes, plus accrued and unpaid interest as of the Petition Date;

(vii)	$850,000,000 in aggregate principal amount on account of the 2023 Notes, plus accrued and unpaid interest as of the Petition Date;

(viii)	$750,000,000 in aggregate principal amount on account of the 2024 Notes, plus accrued and unpaid interest as of the Petition Date;

(ix)	$775,000,000 in aggregate principal amount on account of the 2025 January Notes, plus accrued and unpaid interest as of the Petition Date;

(x)	$3,600,000,000 in aggregate principal amount on account of the 2025 September Notes, plus accrued and unpaid interest as of the Petition Date;

(xi)	$138,000,000 in aggregate principal amount on account of the 2025 November Notes, plus accrued and unpaid interest as of the Petition Dates;

(xii)	$1,739,000 in aggregate principal amount on account of the 2026 Notes, plus accrued and unpaid interest as of the Petition Date;

(xiii)	$345,858,000 in aggregate principal amount on account of the 2027 Notes, plus accrued and unpaid interest as of the Petition Date;

(xiv)	$945,325,000 in aggregate principal amount on account of the 2031 Notes, plus accrued and unpaid interest as of the Petition Date;

(xv)	$628,000 in aggregate principal amount on account of the 2034 Notes, plus accrued and unpaid interest as of the Petition Date;

(xvi)	$125,000,000 in aggregate principal amount on account of the 2035 Notes, plus accrued and unpaid interest as of the Petition Date; and

(xvii)	$193,500,000 in aggregate principal amount on account of the 2046 Notes, plus accrued and unpaid interest as of the Petition Date.

(c)	Treatment: On the Effective Date, each Holder of an Allowed Senior Notes Claim shall receive

(i)	its Pro Rata share of and interest in the Incremental Senior Notes Payment Amount that is to be made on account of such Holders’ series of Senior Notes; and

(ii)
its Pro Rata share of and interest in (after first reducing, for distribution purposes only, the amount of such Holder’s Allowed Senior Notes Claim on a dollar-for-dollar basis by the amount of Incremental Senior Notes Payments, and solely to the extent actually paid):

A.	100% of Reorganized Frontier’s New Common Stock, subject to dilution by the Management Incentive Plan;

B.	the Takeback Debt, if any; and

C.	the Surplus Cash, if any.

(d)	Voting: Class 10 is Impaired under the Plan. Therefore, Holders of Allowed Claims in Class 10 are entitled to vote to accept or reject the Plan.

11.          Class 11 — General Unsecured Claims

(a)	Classification: Class 11 consists of all General Unsecured Claims.

(b)
Treatment:  To the extent not already satisfied during the Chapter 11 Cases, each Holder of an Allowed General Unsecured Claim shall receive, at the option of the applicable Debtor as reasonably acceptable to the Required Consenting Noteholders:

(i)	payment in full in Cash of such Holder’s Allowed General Unsecured Claim;

(ii)	Reinstatement of such Holder’s Allowed General Unsecured Claim; or

(iii)	such other treatment rendering such Holder’s Allowed General Unsecured Claim Unimpaired, in each case set forth above as reasonably acceptable to the Debtors and the Required Consenting Noteholders.

Allowed General Unsecured Claims that are not paid in the ordinary course of business on the Effective Date shall be paid by the Reorganized Debtors in the ordinary course of business as soon as reasonably practicable thereafter.

For the avoidance of doubt, and notwithstanding the foregoing or anything else in the Plan or related documents, no provision of the Plan (including without limitation Article VIII herein) or Confirmation Order shall diminish, enhance, or modify any applicable nonbankruptcy legal, equitable, and/or contractual rights of any Holder of a General Unsecured Claim to receive payment on account of such Claim or have such Claim Allowed, liquidated, or determined by a court or tribunal of competent jurisdiction (which may include the Bankruptcy Court), subject, however, to any applicable limitations on the allowance of such Claims under the Bankruptcy Code and to the rights of the Debtors, Reorganized Debtors, or any party in interest to dispute or defend such Claim in accordance with applicable nonbankruptcy law as if the Chapter 11 Cases had not been commenced, and the Bankruptcy Court shall not retain exclusive jurisdiction over such disputes.

(c)
Voting:  Class 11 is Unimpaired under the Plan.  Holders of General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

12.         Class 12 — Section 510(b) Claims

(a)	Classification: Class 12 consists of all Section 510(b) Claims.

(b)	Allowance: Notwithstanding anything to the contrary herein, a Section 510(b) Claim, if any such Section 510(b) Claim exists, may only become Allowed by Final Order of the Bankruptcy Court.

(c)
Treatment:  Allowed Section 510(b) Claims, if any, shall be cancelled, released, discharged, and extinguished as of the Effective Date, and will be of no further force or effect, and Holders of Allowed Section 510(b) Claims will not receive any distribution on account of such Allowed Section 510(b) Claims.

(d)
Voting:  Class 12 is Impaired under the Plan.  Holders (if any) of Section 510(b) Claims are conclusively deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code.  Therefore, Holders (if any) of Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

13.         Class 13 — Intercompany Claims

(a)	Classification: Class 13 consists of all Intercompany Claims.

(b)
Treatment:  On the Effective Date, all Intercompany Claims shall be, at the option of Reorganized Frontier, either (a) Reinstated or (b) cancelled without any distribution on account of such interests.[2]

(c)
Voting:  Holders of Intercompany Claims are either Unimpaired, and such Holders of Intercompany Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code, or Impaired, and such Holders of Intercompany Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

14.         Class 14 — Intercompany Interests

(a)	Classification: Class 14 consists of all Intercompany Interests.

(b)
Treatment:  On the Effective Date, all Intercompany Interests shall be, at the option of Reorganized Frontier, either (a) Reinstated in accordance with Article III.G of the Plan or (b) cancelled without any distribution on account of such Intercompany Interests.

(c)
Voting:  Holders of Intercompany Interests are either Unimpaired, and such Holders of Intercompany Interests are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code, or Impaired, and such Holders of Intercompany Interests are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2
On July 15, 2020, the Debtors provided notice that the Intercompany Claims owed to Frontier Southwest, Frontier Florida, Frontier California, Frontier North and Frontier West Virginia will be Reinstated [Docket No. 729].

15.          Class 15 — Interests in Frontier

(a)	Classification: Class 15 consists of all Interests in Frontier.

(b)	Treatment: On the Effective Date, all Interests in Frontier will be cancelled, released, and extinguished, and will be of no further force or effect.

(c)
Voting:  Class 15 is Impaired under the Plan.  Holders of Interests in Frontier are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, Holders of Interest in Frontier are not entitled to vote to accept or reject the Plan.

D.           Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claim, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.  No Make-Whole Claims shall be Allowed Claims under the Plan.

E.           Elimination of Vacant Classes; Presumed Acceptance by Non‑Voting Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court in an amount greater than zero as of the date of the Confirmation Hearing shall be considered vacant and deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.  If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be presumed to have accepted the Plan.

F.           Subordinated Claims

Except as expressly provided herein, the allowance, classification, and treatment of all Allowed Claims against and Allowed Interests in the Debtors and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Debtors and the Reorganized Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

G.          Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the corporate structure given the existing intercompany systems connecting the Debtors and their Affiliates, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

H.          Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.            Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code is satisfied for purposes of Confirmation by acceptance of the Plan by at least one Impaired Class of Claims or Interests.  The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.  The Debtors reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

ARTICLE IV.

PROVISIONS FOR IMPLEMENTATION OF THE PLAN

A.          Plan Settlement Provisions

1.            General Settlement of Claims and Interests

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good‑faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Plan.  The Plan shall be deemed a motion to approve the good‑faith compromise and settlement of all such Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 of all such Claims, Interests, Causes of Action, and controversies, as well as a finding by the Bankruptcy Court that such compromise and settlement is fair, equitable, reasonable, and in the best interests of the Debtors, their Estates, and Holders of Claims and Interests.  Subject to Article VI of the Plan, all distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final.

2.            Secured Creditor Settlement

In addition to the general settlement described in Article IV.A.1, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the mutual compromises described in this Article IV.A.2, the Plan shall effectuate the Secured Creditor Settlement, which includes the following key terms:

Secured Creditor Consideration

•
Plan Support.  Each member of the First Lien Committee and Second Lien Committee shall be deemed to vote to accept the Plan, and shall take all reasonable efforts to (a) register votes in favor of the Plan with the Claims, Noticing, and Solicitation Agent in advance of the Confirmation Hearing and (b) affirmatively support the Plan, including (i) taking all actions reasonably requested by the Debtors and (ii) directing the Agents, the First Lien Notes Trustee, and the Second Lien Notes Trustee, as applicable, to cease discovery and any efforts to object to, delay, impede, or otherwise interfere with Confirmation or, provided that there is no breach of this Secured Creditor Settlement, Consummation of the Plan.  The First Lien Objection and Second Lien Objections shall be deemed withdrawn.

•
Waiver of Default Objections.  Upon the Debtors’ disbursement of the Initial Settlement Payments, Holders of Term Loan Claims, First Lien Notes Claims, and Second Lien Notes Claims, and the First Lien Committee and Second Lien Committee, shall be deemed to have consented to and shall not allege any defaults arising from the transactions set forth in the Plan, the Restructuring Term Sheet, or the implementation of the Restructuring Transactions as described in the Restructuring Transactions Memorandum, including the structuring of certain of such transactions as an asset acquisition, and Holders of Revolving Credit Claims, Term Loan Claims, First Lien Notes Claims, and Second Lien Notes Claims shall be deemed to have waived and forgone any such objections upon the Debtors’ disbursement of the Initial Settlement Payments; provided, however, that such Holders shall not consent to, nor waive any default arising from, any transactions or events arising after the Confirmation Date, if such transaction or event was not expressly contemplated by the Plan, the Restructuring Transactions as described in the Restructuring Transactions Memorandum, or asserted in the First Lien Objection or the Second Lien Objection and is materially adverse to such Holders.

•
Consent to Reinstatement.  Upon the Debtors’ disbursement of the Initial Settlement Payments, the First Lien Committee, the Second Lien Notes Trustee, and the Second Lien Committee shall be deemed to have consented to Reinstatement of the Term Loan Facility, the First Lien Notes, and/or the Second Lien Notes, notwithstanding the impaired status of each Claim under the Plan, and Holders of Term Loan Claims, First Lien Notes Claims, and Second Lien Notes Claims, and their controlled affiliates, successors, and assigns, shall be deemed to consent to Reinstatement upon the Debtors’ disbursement of the Initial Settlement Payments, in each case solely on the basis of the transactions expressly contemplated under the Plan (including, for the avoidance of doubt, implementation of the Restructuring Transactions as described in the Restructuring Transactions Memorandum), notwithstanding the following:

•
any provisions in the First Lien Documents or Second Lien Indenture implicated by the transactions expressly contemplated under the Plan, including for the avoidance of doubt, any change in control provisions, compliance with the negative covenants, prohibitions on assignments, successors, or dispositions, any failure to apply the proceeds of any disposition in accordance with the First Lien Documents or Second Lien Indenture, and any failure to use the proceeds of the PNW Sale to make a mandatory prepayment or reinvestment in accordance with the First Lien Documents or Second Lien Indenture, including the use of such proceeds to pay Claims that are not Secured in accordance with the Plan;

•	any non-Pro Rata payment of the Revolving Credit Facility or First Lien Notes pursuant to the Plan or the DIP Order; and

•
the Debtors’ entry into the DIP-to-Exit Facility and/or DIP-to-Exit Revolving Facility that does not contravene the terms of the Secured Creditor Settlement, notwithstanding any failure of such DIP-to-Exit Facility and/or DIP-to-Exit Revolving Facility to constitute permitted debt under the First Lien Documents or Second Lien Indenture, including the use of proceeds thereof, and it being understood and agreed that notwithstanding any provision in the First Lien Documents or Second Lien Indenture to the contrary, such facilities shall be deemed to be “Refinancing Indebtedness” as defined in the Credit Agreement.

•
Consent to DIP-to-Exit Financings.  Upon the Debtors’ disbursement of the Initial Settlement Payments, Holders of Term Loan Claims, First Lien Notes Claims, and Second Lien Notes Claims, and the First Lien Committee and Second Lien Committee, shall be deemed to consent to, and shall not object to, delay, impede, or take any other action to interfere with, the Debtors’ pursuit of or entry into the DIP-to-Exit Facility and/or DIP-to-Exit Revolving Facility, and the granting of liens in connection with the DIP Facilities that prime, until the Effective Date, the prepetition liens securing the Term Loan Facility, First Lien Notes, and Second Lien Notes; provided, that, (a) the proceeds of any DIP-to-Exit Facility shall be used to pay (i) the Term Loan Claims or First Lien Notes Claims in full, or in part, in Cash and (ii) only if the Term Loan Claims and First Lien Notes Claims have been first paid in full in Cash, then the Second Lien Notes Claims (b) upon the Debtors’ entry into any DIP-to-Exit Facility or DIP-to-Exit Revolving Facility, the Bankruptcy Court shall also enter a Final Adequate Protection Order that does not contravene the terms of this Secured Creditor Settlement, and (c) upon the Effective Date, any DIP-to-Exit Facility and/or DIP‑to‑Exit Revolving Facility, shall share the same collateral and guarantee package as the Reinstated Term Loan Claims, and if applicable, the Reinstated First Lien Notes Claims, and such DIP‑to‑Exit Facility and/or DIP-to-Exit Revolving Facility shall be pari passu with the Reinstated Term Loan Claims and/or, if applicable, Reinstated First Lien Notes Claims, and shall otherwise be consistent with the First Lien Documents in all respects except as otherwise set forth under the Secured Creditor Settlement.  The  First Lien Committee and Second Lien Committee shall provide conforming instructions to the First Lien Notes Trustee and the Second Lien Notes Trustee, as applicable.

•
Make-Whole Claim and Default Interest Waiver.  Upon the Debtors’ disbursement of the Initial Settlement Payments, the Holders of Term Loan Claims, First Lien Notes Claims, and Second Lien Notes Claims, and the First Lien Committee and Second Lien Committee, shall waive and forgo any and all Make-Whole Claims and Claims to default interest under the Credit Agreement, the First Lien Notes Indenture, and/or the Second Lien Notes Indenture, as applicable, other than to the extent such entitlements are compromised and reflected in the First Lien Settlement Payments; provided, that, any waiver of entitlement to default interest or a Make-Whole Claim is limited solely to amounts that may become due and payable on or before the Effective Date.

•
Intercreditor Matters.  Upon the Debtors’ disbursement of the Initial Settlement Payments, the Holders of Revolving Credit Claims, Term Loan Claims, First Lien Notes Claims (including the First Lien Committee), the Agents, and the First Lien Notes Trustee shall be deemed to have waived the enforcement of any turnover or payment over rights under the Intercreditor Agreement against the Debtors, the Second Lien Notes Trustee, and the Holders of Second Lien Notes solely with respect to any pre-Effective Date obligations and amounts compromised as part of the Secured Creditor Settlement (such pre-Effective Date obligations and amounts, the “Waived Turnover Amounts”).  For the avoidance of doubt, the Holders of Revolving Credit Claims, Term Loan Claims, First Lien Notes Claims (including the First Lien Committee), the Agents, and the First Lien Notes Trustee shall not assert any claim to recover the Waived Turnover Amounts from the Second Lien Notes Trustee or the Holders of Second Lien Notes at any time after the Debtors’ disbursement of the Initial Settlement Payments.  In the event that the First Lien Committee, Second Lien Committee, or Second Lien Notes Trustee commences litigation with respect to any Waived Turnover Amounts, the Bankruptcy Court shall have the right to determine which parties are responsible for related legal fees; provided that the Debtors shall in no event be responsible for the legal fees of the First Lien Committee or Second Lien Committee with respect to such litigation commenced by either the First Lien Committee or Second Lien Committee.  Upon the Effective Date, the Intercreditor Agreement and all rights and remedies thereunder shall otherwise remain in full force and effect.

•
Consent to Settlement.  Holders of Term Loan Claims, First Lien Notes Claims, and Second Lien Notes Claims shall be deemed to consent to the Secured Creditor Settlement upon the Debtors’ disbursement of the Initial Settlement Payments.

•
Modification of Documents.  Upon the Debtors’ disbursement of the Initial Settlement Payments, Holders of Term Loan Claims, First Lien Notes Claims, and Second Lien Notes Claims, and the First Lien Committee and Second Lien Committee, shall be deemed to have consented to, and agree to take, such actions as are reasonably necessary to amend, supplement, or otherwise modify the Credit Agreement and/or any documentation related to the forgoing and/or enter into any additional documentation reasonably necessary to implement the Secured Creditor Settlement, the DIP-to-Exit Facility, and/or the DIP-to-Exit Revolving Facility in accordance with the terms thereof (including, without limitation, providing for separate voting rights of the lenders under the DIP‑to-Exit Revolving Facility and the term lenders under the reinstated Term Loan Facility and instructing the relevant agents or trustees to execute and deliver relevant intercreditor agreements) (each, a “Modification”).  Each Modification shall be consistent with the Secured Creditor Settlement.  The Debtors or the Reorganized Debtors, as applicable, shall consult with the First Lien Committee as soon as reasonably practicable in advance of making any Modification.

Debtor Consideration

•
First Lien Settlement Payments.  The Debtors shall make the Initial Term Loan Settlement Payment, the First Lien Notes Settlement Payment, and the Incremental Term Loan Settlement Payment, if any, as applicable, in accordance with Article III.C.5(c) and Article III.C.6(c).

•
Professional Fees.  On and after the Confirmation Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all First Lien Committee Fees and Second Lien Committee Fees that are due and owing under the applicable engagement letters, in accordance with the procedures set forth in paragraph 9 of the Interim Adequate Protection Order or, if applicable, the analogous paragraph of the Final Adequate Protection Order.

•
Financing Participation.  The Debtors shall promptly engage the DIP-to-Exit Financing Parties to arrange the DIP-to-Exit Facility and/or DIP-to-Exit Revolving Facility and, with respect to the DIP-to-Exit Facility, use commercially reasonable efforts to facilitate participation of the members of the First Lien Committee in such financing.

•
Adequate Protection.  All adequate protection currently in effect under the Interim Adequate Protection Order shall remain in effect until entry of the Final Adequate Protection Order.  Upon the Debtors’ entry into any DIP Facilities, and on or before the entry of any order by the Bankruptcy Court approving such DIP Facilities, the Bankruptcy Court shall enter a Final Adequate Protection Order granting, among other things, (a) the Credit Agreement Agent, for itself and for the benefit of the Holders of Term Loan Claims, and First Lien Notes Trustee, for itself and for the benefit the Holders of First Lien Notes Claims, (i) adequate protection liens on all collateral securing the DIP Facilities that are subordinate only to the liens securing the DIP Facilities, and (ii) Allowed superpriority administrative expense claims pursuant to section 507(b) of the Bankruptcy Code against any Debtor that is an obligor on the DIP Facilities, subordinate only to the superpriority administrative expense claim granted to secure the DIP Facilities; and (b) the Second Lien Notes Trustee, for itself and for the benefit of the Holders of Second Lien Notes Claims, (i) adequate protection liens on all collateral securing the DIP Facilities that are subordinate only to the liens securing the DIP Facilities and granted to the Credit Agreement Agent and First Lien Notes Trustee, and (ii) Allowed superpriority administrative expense claims pursuant to section 507(b) of the Bankruptcy Code against any Debtor that is an obligor on the DIP Facilities, subordinate only to the superpriority administrative expense claims granted to secured the DIP Facilities and granted to the Credit Agreement Agent and the First Lien Notes Trustee; provided that any entity that did not provide a guaranty under the Credit Agreement will not provide a guarantee under the DIP Facilities; provided further that any collateral under the DIP-to-Exit Facility shall be limited to assets and property contemplated to secure the proposed DIP-to-exit revolving facility under the Original DIP Motion.  All adequate protection liens and superpriority administrative expense claims granted under the Final Adequate Protection Order shall be granted solely as adequate protection for any adequate protection claim.  Any payments made to or for the benefit of the Holders of Term Loan Claims or First Lien Notes Claims under the Interim Adequate Protection Order or the Final Adequate Protection Order, as applicable, shall not be subject to disgorgement or recharacterization.

In the event of a Reinstatement of Class 5 (Term Loan Claims), Class 6 (First Lien Notes Claims), and/or Class 7 (Second Lien Notes Claims), all relevant documents, including the First Lien Documents and/or the Second Lien Notes Indenture, as applicable, shall remain operative and in effect.

The Plan shall be deemed a motion to approve the Secured Creditor Settlement pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Secured Creditor Settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that the Secured Creditor Settlement is fair, equitable, reasonable, and in the best interests of the Debtors, their Estates, and Holders of Claims and Interests.  Subject to Article VI of the Plan, all distributions made to Holders of Allowed Claims on account of the Secured Creditor Settlement are intended to be and shall be final.

B.           Restructuring Transactions

On or before the Effective Date, the applicable Debtors, with the consent of the Required Consenting Noteholders (not to be unreasonably withheld), or Reorganized Debtors will take any action as may be necessary or advisable to effectuate the Restructuring Transactions described in the Plan and Restructuring Transactions Memorandum, including:  (1) the execution and delivery of any New Organizational Documents, including any appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, formation, organization, dissolution, or liquidation, in each case, containing terms that are consistent with the terms of the Plan, and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree, including the documents comprising the Plan Supplement; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan; (3) the filing of any New Organizational Documents, including any appropriate certificates or articles of incorporation, reincorporation, merger, amalgamation, consolidation, conversion, or dissolution pursuant to applicable state law; (4) such other transactions that are required to effectuate the Restructuring Transactions, including any sales, mergers, consolidations, restructurings, conversions, dispositions, transfers, formations, organizations, dissolutions, or liquidations; (5) any and all actions necessary or appropriate to effectuate the Secured Creditor Settlement; (6) the execution, delivery, and filing of the DIP-to-Exit Facility Documents and the DIP-to-Exit Revolving Facility Documents; (7) the execution, delivery, and filing of the Takeback Debt Documents, if any; and (8) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

The Confirmation Order shall, and shall be deemed to, pursuant to sections 1123 and 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

C.          Sources of Consideration for Plan Distributions

The Debtors shall fund distributions under the Plan with:  (a) Cash held on the Effective Date by or for the benefit of the Debtors, (b) the New Common Stock, and (c) the DIP-to-Exit Facility, the DIP‑to‑Exit Revolving Facility, the Takeback Debt, and/or third-party market financing, as applicable.  The Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan.  Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtors, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing as the boards of directors of the applicable Reorganized Debtors deem appropriate.

D.          Takeback Debt

On the Effective Date, one or more of the Reorganized Debtors shall issue the Takeback Debt in the Takeback Debt Principal Amount to the Holders of Senior Notes Claims.  The Takeback Debt Documents shall provide for, among other things:

i.
an interest rate that is either (a) no more than 2.50% higher than the interest rate of the next most junior secured debt facility to be entered into by the Reorganized Debtors on the Effective Date if the Takeback Debt is secured on a third lien basis or (b) no more than 3.50% higher than the interest rate of the most junior secured debt facility to be entered into on the Effective Date if the Takeback Debt is unsecured;

ii.
a maturity of no less than one year outside of the longest-dated debt facility to be entered into by the Reorganized Debtors on the Effective Date; provided, however, that in no event shall the maturity of the Takeback Debt be longer than eight years from the Effective Date; and

iii.
to the extent that the Allowed Second Lien Notes Claims are Reinstated under the Plan, the Takeback Debt will be third lien debt; provided, however, that, to the extent the Allowed Second Lien Notes Claims are paid in full in Cash during the pendency of the Chapter 11 Cases or under the Plan, the Debtors and the Required Consenting Noteholders will agree on whether the Takeback Debt will be secured or unsecured within three Business Days of the Debtors’ delivery to the Consenting Noteholders of a term sheet for the financing to repay the Allowed Second Lien Notes Claims in full in Cash that contains terms and conditions reasonably acceptable to the Debtors and the Required Consenting Noteholders.

For the avoidance of doubt, all other terms of the Takeback Debt, including, without limitation, covenants and governance, shall be reasonably acceptable to the Debtors and the Required Consenting Noteholders and otherwise consistent with the Restructuring Support Agreement.  Notwithstanding anything to the contrary herein, in no event shall the terms of the Takeback Debt be more restrictive than those terms contained in the Second Lien Notes Indenture.  Any terms of the Takeback Debt other than the Takeback Debt Principal Amount may be modified subject to the consent of the Debtors and the Required Consenting Noteholders.

The Takeback Debt Principal Amount is subject to downward adjustment by Consenting Noteholders holding at least sixty-six and two-thirds percent of the aggregate outstanding principal amount of Senior Notes that are held by all Consenting Noteholders (the “Determining Noteholders”).  Any such downward adjustment to the Takeback Debt Principal Amount must be determined by the Debtors and the Determining Noteholders no later than thirty days prior to the Effective Date.

On the Effective Date, one or more of the Reorganized Debtors shall execute and deliver the Takeback Debt Documents and such documents shall become effective in accordance with their terms, all in accordance with the Restructuring Transactions Memorandum.  On and after the Effective Date, the Takeback Debt Documents shall constitute legal, valid, and binding obligations of such applicable Reorganized Debtors and shall be enforceable in accordance with their respective terms.  The terms and conditions of the Takeback Debt Documents shall bind each such Reorganized Debtor and each other Entity that enters into such Takeback Debt Documents, whether as a guarantor, if any, or otherwise.  Any Entity’s acceptance of Takeback Debt shall be deemed as its agreement to the terms of the Takeback Debt Documents, as amended, amended and restated, supplemented, or otherwise modified from time to time following the Effective Date in accordance with their terms.

Confirmation shall be deemed approval of the Takeback Debt Documents (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations and guarantees to be incurred and fees and expenses paid in connection therewith) and, to the extent not approved by the Bankruptcy Court previously, the Reorganized Debtors will be authorized to execute and deliver those documents necessary or appropriate to obtain the Takeback Debt, including the Takeback Debt Documents, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors may deem to be necessary to enter into the Takeback Debt Documents.

In the event the Allowed Second Lien Notes Claims are Reinstated, on the Effective Date, all of the claims, liens, and security interests to be granted in accordance with the terms of the Takeback Debt Documents, (1) shall be deemed to be granted, (2) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Takeback Debt Documents, (3) shall be deemed automatically attached and perfected on the Effective Date (without any further action being required by the Debtors, the Reorganized Debtors, as applicable, the applicable Agents, or any of the applicable lenders), subject only to such other liens and security interests as may be permitted under the Takeback Debt Documents, and (4) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or applicable non‑bankruptcy law.  The Debtors, the Reorganized Debtors, as applicable, and the Entities granting such Liens and security interests are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

Notwithstanding anything herein, the Takeback Debt may be replaced with cash proceeds of third‑party market financing that becomes available prior to the Effective Date; provided, that the third‑party market financing shall contain terms no less favorable to the Reorganized Debtors than those contemplated for the Takeback Debt.

E.           DIP-to-Exit Facility and DIP-to-Exit Revolving Facility

On the Effective Date, one or more of either the Reorganized Debtors or the Debtors will execute and deliver, file, record, and/or issue, as applicable, each of the DIP-to-Exit Facility Documents and the DIP-to-Exit Revolving Facility Documents. The DIP-to-Exit Facility Documents and the DIP-to-Exit Revolving Facility Documents shall constitute legal, valid, binding, and authorized obligations of one or more of either the Reorganized Debtors or the Debtors, as applicable, and following the consummation of the Restructuring Transactions, the DIP-to-Exit Facility Documents and the DIP-to-Exit Revolving Facility Documents, including any such documents executed prior to the Effective Date, shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized Debtors, enforceable in accordance with their terms.  The financial accommodations to be extended pursuant to the DIP-to-Exit Facility Documents and the DIP-to-Exit Revolving Facility Documents are being extended and shall be deemed to have been extended in good faith and for legitimate business purposes and are reasonable and shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non‑bankruptcy law.  On the Effective Date, all of the Liens and security interests to be granted in accordance with the DIP-to-Exit Facility Documents and the DIP-to-Exit Revolving Facility Documents (1) shall be deemed to be granted, (2) shall be legal, binding, and enforceable Liens on and security interests in the collateral granted thereunder in accordance with the terms of the DIP-to-Exit Facility Documents and the DIP-to-Exit Revolving Facility Documents, (3) shall be deemed automatically attached and perfected on the Effective Date (without any further action being required by the Debtors, the Reorganized Debtors, as applicable, the applicable Agents, or any of the applicable lenders), having the priority set forth in the DIP-to-Exit Facility Documents and the DIP-to-Exit Revolving Facility Documents and subject only to such Liens and security interests as may be permitted under the DIP-to-Exit Facility Documents and the DIP-to-Exit Revolving Facility Documents, and (4) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non‑bankruptcy law.  The Debtors, the Reorganized Debtors, as applicable, and the Entities granted such Liens and security interests are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

The DIP-to-Exit Facility, the DIP-to-Exit Revolving Facility, and any other third-party debt facilities to be entered into on the Effective Date shall be on terms and conditions (including as to amount) reasonably acceptable to the Debtors, the DIP Agents, the First Lien Committee, and the Required Consenting Noteholders and shall otherwise be consistent with the terms of the Secured Creditor Settlement or the Reinstated Secured Debt after giving effect to any amendments or modifications to such Reinstated Secured Debt, made pursuant to Article IV.A.2.

F.           Issuance and Distribution of the New Common Stock

On the Effective Date, Reorganized Frontier shall issue the New Common Stock and cause it to be transferred to Frontier pursuant to the Restructuring Transactions, the Interests in Frontier shall be cancelled, and Frontier shall transfer the New Common Stock (along with the other consideration described in this Plan) to the Holders of Senior Notes Claims in exchange for such Holders’ respective Claims against or Interests in the Debtors (including their respective Senior Notes Claims) as set forth in Article III.C hereof.  The issuance of the New Common Stock by Reorganized Frontier and the transfer of the New Common Stock by Frontier to the Holders of Senior Notes Claims is authorized without the need for any further corporate action and without the need for any further action by Holders of any Claims or Interests.

All of the New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.  Each distribution and issuance of the New Common Stock under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.  For the avoidance of doubt, the acceptance of New Common Stock by any Holder of any Claim or Interest shall be deemed as such Holder’s agreement to the New Organizational Documents, as may be amended or modified from time to time following the Effective Date in accordance with their terms.

It is intended that the New Common Stock will be publicly traded and Reorganized Frontier will seek to obtain a listing for the New Common Stock on a recognized U.S. stock exchange as promptly as reasonably practicable on or after the date on which such New Common Stock is issued.  However, Reorganized Frontier shall have no liability if it does not or is unable to do so.  In the event the New Common Stock is listed on a recognized U.S. stock exchange, recipients accepting distributions of New Common Stock, including the Required Consenting Noteholders, shall be deemed to have agreed to cooperate with Reorganized Frontier’s reasonable requests to assist in its efforts to list the New Common Stock on a recognized U.S. stock exchange.  Subject to meeting the applicable requirements for pink sheet trading and cooperation from a market maker, in the event that listing on a recognized U.S. stock exchange has not occurred by or on the date on which such New Common Stock is issued, Reorganized Frontier will use commercially reasonable efforts to qualify the New Common Stock for trading in the pink sheets or otherwise qualify the New Common Stock as “regularly traded” as defined in Treas. Reg. Section 1.897‑9T(d) until such time as the New Common Stock is listed on a recognized U.S. stock exchange.

G.          Corporate Existence

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificates or articles of incorporation, certificates of formation, certificates of organization, or certificates of limited partnership and bylaws, operating agreements, limited liability company agreements, or limited partnership agreements (or other formation documents) in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation, certificates of formation, certificates of organization, or certificates of limited partnership and bylaws, operating agreements, limited liability company agreements, or limited partnership agreements (or other formation documents) are amended pursuant to the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings under applicable state or federal law).  After the cancellation of the Interests in Frontier, the former equityholders of Frontier shall not, on account of their former ownership of Interests in Frontier, own or be deemed to own any interest, directly or indirectly, in Frontier, any Reorganized Debtor, or any of their assets.

H.          New Organizational Documents

To the extent advisable or required under the Plan or applicable non-bankruptcy law, on or prior to the Effective Date, except as otherwise provided in the Plan or the Restructuring Transactions Memorandum, the Reorganized Debtors will file their respective New Organizational Documents with the applicable Secretary of State and/or other applicable authorities in the state, province, or country of incorporation or formation in accordance with the applicable corporate or formational laws of the respective state, province, or country of incorporation.  The New Organizational Documents of Reorganized Frontier shall, among other things: (1) authorize the issuance of the New Common Stock; and (2) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, prohibit the issuance of non‑voting equity securities.  After the Effective Date, the Reorganized Debtors may amend, amend and restate, supplement, or modify the New Organizational Documents, and the Reorganized Debtors may file their respective certificates or articles of incorporation, certificates of formation, certificates of organization, certificates of limited partnership, or certificates of conversion, limited liability company agreements, operating agreements, or limited partnership agreements, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation or formation and the New Organizational Documents.

I.            Directors and Officers of the Reorganized Debtors

1.            The New Board

As of the Effective Date, the terms of the current members of the board of directors of Frontier shall expire, and, without further order of the Bankruptcy Court, the New Board shall be appointed.  The New Board will initially consist of directors who shall be determined by the Required Consenting Noteholders.  For the avoidance of doubt, the existing board of directors of Frontier will approve the appointment of the New Board.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, to the extent known, the identity of the members of the New Board will be disclosed in the Plan Supplement or prior to the commencement of the Confirmation Hearing.  The directors of each of the subsidiary Debtors shall consist of either existing directors of such Debtor or such persons as designated in the Plan Supplement or prior to the commencement of the Confirmation Hearing, and remain in such capacities as directors of the applicable Reorganized Debtor until replaced or removed on or after the Effective Date in accordance with the New Organizational Documents of the applicable Reorganized Debtor; provided that, in the event a director of a subsidiary Debtor also holds a management position and is replaced or removed from such management position prior to the Effective Date in accordance with the management selection process set forth in the Restructuring Support Agreement, then any such director may be replaced or removed from his or her subsidiary director role prior to the Effective Date.

From and after the Effective Date, each director (or director equivalent) of the Reorganized Debtors shall serve pursuant to the terms of the respective Reorganized Debtor’s charters and bylaws or other formation and constituent documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation.

J.           FCC Applications and PUC Applications

The FCC Applications and PUC Applications will be filed as soon as reasonably practicable after the filing of the Plan, with respect to the Restructuring Transactions contemplated by the Plan.  The Debtors or the Reorganized Debtors, as applicable, shall diligently prosecute the FCC Applications and the PUC Applications, and shall promptly provide such additional documents or information requested by the FCC or any PUC in connection with the review of the foregoing.

Any agreements with or commitments to the FCC or any PUCs by the Debtors, including any decision to accept and/or not to oppose any proposed material conditions or limitations on any such required approvals shall require the prior approval of the Required Consenting Noteholders, not to be unreasonably withheld.

K.          Corporate Action

Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, directors, managers, managing-members, limited or general partners, or officers of the Debtors, the Reorganized Debtors, or any other Entity, including:  (1) selection of the directors, managers, members, and officers for the Reorganized Debtors, including the appointment of the New Board or any directors of a subsidiary Debtor; (2) the issuances, transfer, and distribution of the New Common Stock; (3) the formation of any entities pursuant to and the implementation of the Restructuring Transactions and performance of all actions and transactions contemplated hereby and thereby; (4) adoption and filing of the New Organizational Documents; (5) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (6) the entry into the DIP-to-Exit Facility and the DIP-to-Exit Revolving Facility and the execution, entry into, delivery and filing of the DIP-to-Exit Facility Documents and the DIP-to-Exit Revolving Facility Documents; (7) payment of the First Lien Settlement Payments; (8) the execution, delivery, and filing of the Takeback Debt Documents, if any; (9) reservation of the Management Incentive Plan Pool; and (10) all other acts or actions contemplated by the Plan or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions (whether to occur before, on, or after the Effective Date).  All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, as applicable, and any corporate action required by the Debtors or the Reorganized Debtors, as applicable, in connection with the Plan shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors, as applicable.  On or, as applicable, prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and, as applicable, directed to issue, execute, and deliver the agreements, documents, Securities, certificates of incorporation, certificates of formation, bylaws, operating agreements, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Stock, the DIP-to-Exit Facility Documents, the DIP-to-Exit Revolving Facility Documents, the Takeback Debt Documents, and the New Organizational Documents, and any and all other agreements, documents, Securities, and instruments relating to the foregoing.  The authorizations and approvals contemplated by this Article IV.Kshall be effective notwithstanding any requirements under non-bankruptcy law.

L.          Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan (including, for the avoidance of doubt, the Restructuring Transactions), or in any agreement, instrument, or other document incorporated in the Plan, notwithstanding any prohibition of assignability under applicable non‑bankruptcy law and in accordance with section 1141 of the Bankruptcy Code, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action of the Debtors (unless otherwise released or discharged pursuant to the Plan), and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations on account of any Term Loan Claims, First Lien Notes Claims, Second Lien Notes Claims, Subsidiary Secured Notes Claims, or Other Secured Claims that are Reinstated pursuant to the Plan and Liens securing obligations under the DIP-to-Exit Facility Documents, DIP-to-Exit Revolving Facility Documents (including, in each case, any contingent obligations thereunder), and the Takeback Debt).  On and after the Effective Date, except as otherwise provided herein, and subject to compliance with the applicable provisions of the Communications Act, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

M.         Cancellation of Notes, Instruments, Certificates, and Other Documents

On the later of the Effective Date and the date on which distributions are made pursuant to the Plan (if not made on the Effective Date), except for the purpose of evidencing a right to and allowing Holders of Claims and Interests to receive a distribution under the Plan or to the extent otherwise specifically provided for in the Plan, the Confirmation Order, or any agreement, instrument, or other document entered into in connection with or pursuant to the Plan or the Restructuring Transactions, (a) all notes, bonds, indentures, certificates, Securities, shares, purchase rights, options, warrants, collateral agreements, subordination agreements, intercreditor agreements, or other instruments or documents directly or indirectly evidencing, creating, or relating to any indebtedness or obligations of, or ownership interest in, the Debtors, giving rise to any Claims against or Interests in the Debtors or to any rights or obligations relating to any Claims against or Interests in the Debtors (except with respect to such agreements, certificates, notes, or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors or any Claim or Interest that is specifically Reinstated, amended and Reinstated, or entered into pursuant to the Plan, including, if applicable, the Reinstated Notes), including, without limitation, the Senior Notes Indentures, shall be deemed cancelled without any need for a Holder to take further action with respect thereto, and the duties and obligations of the Debtors or the Reorganized Debtors, as applicable, any non-Debtor Affiliates, and the Trustees thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, released, discharged, and of no force or effect, and the applicable Trustees shall not have any continuing duties or obligations thereunder and shall be discharged; and (b) the obligations of the Debtors or the Reorganized Debtors, as applicable, pursuant, relating, or pertaining to any the Senior Notes Indentures, any agreements, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indentures, purchase rights, options, or other instruments or documents evidencing or creating any indebtedness or obligation of or Interests in the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligation of or Interests in the Debtors that are specifically Reinstated, amended and Reinstated, or entered into pursuant to the Plan) shall be released and discharged; provided that, notwithstanding such cancellation, satisfaction, release, and discharge, anything to the contrary contained in the Plan or Confirmation Order, Confirmation, or the occurrence of the Effective Date, any such document or instrument that governs the rights, claims, or remedies of the Holder of a Claim or Interest, including, without limitation, the Senior Notes Indenture, shall continue in effect solely for purposes of:  (i) allowing the applicable Trustee to receive distributions from the Debtors and to make further distributions to the applicable Holders of the Claims, and allowing such Holders to accept distributions, on account of such Claims; (ii)  allowing the maintenance, exercise, and enforcement of any applicable charging lien and priority of payment rights for the payment of fees and expenses against any money or property distributed to Holders and for indemnification, pursuant to the terms of the First Lien Notes Indenture, Second Lien Notes Indenture and Senior Notes Indenture; (iii) allowing the Trustee to seek compensation and reimbursement for any reasonable and documented fees and expenses incurred by or on behalf of the Trustees in connection with the implementation of the Plan; (iv) preserving the right, including the rights of enforcement, of Trustees to exculpation, indemnification, or contribution from the Debtors pursuant and subject to the terms of the First Lien Notes Indenture, Second Lien Notes Indentures, and Senior Notes Indenture(s), as applicable, in respect of any Claim or Cause of Action asserted against the Trustees; and (iv) preserving each of the Trustees’ right to appear and be heard in the Chapter 11 Cases or in any other proceeding in the Bankruptcy Court, including, but not limited to, enforcing any obligations owed to such parties under the Plan or Confirmation Order; and (v) permitting the Trustees to perform any functions that are necessary to effectuate the foregoing; provided, further, that nothing in this Plan shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan.

Except with respect to Reinstated Notes, each of the Trustees shall be discharged and shall have no further obligation or liability except as provided in the Plan, Confirmation Order, or any agreement, instrument, or other document entered into in connection with or pursuant to the Plan or the Restructuring Transactions, and after the performance by the Trustees and their respective representatives and professionals of any obligations and duties required under or related to the Plan, Confirmation Order, or any agreement, instrument, or other document entered into in connection with or pursuant to the Plan or the Restructuring Transactions, each of the Trustees shall be relieved of and released from any obligations and duties arising thereunder. The fees, expenses, and costs of the Trustees, including costs of their respective professionals incurred after the Effective Date in connection with any obligation that survive under the Plan will be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course.  For the avoidance of doubt, the Subsidiary Debt shall be Reinstated on the Effective Date.  On the Effective Date, each Holder of a certificate or instrument evidencing a Claim that is discharged by the Plan shall be deemed to have surrendered such certificate or instrument in accordance with the applicable Senior Notes Indenture(s) or agreement that governs the rights of such Holder of such Claim.  Such surrendered certificate or instrument shall be deemed cancelled as set forth in, and subject to the exceptions set forth in, this Article IV.M.

On and after the Effective Date, the duties and responsibilities of the Trustees under their respective Senior Notes Indenture(s) shall be discharged and released, except (a) to the extent required to effectuate the Plan including, but not limited to, making distributions under the Plan to the Holders of Allowed Claims under the respective Senior Notes Indenture(s) and (b) with respect to any rights of the Trustees to payment of fees, expenses, and indemnification obligations as against any money or property distributable to Holders of Senior Notes Claims under the applicable Senior Notes Indenture(s), including any rights to priority of payment and/or to exercise charging liens.  After the performance by the Trustees and their respective representatives and professionals of any obligations and duties required under or related to the Plan or the Confirmation Order, the Trustees shall be deemed to be relieved of and released from any obligations and duties arising thereunder.

N.          Effectuation and Effect of Reinstatement

On or before the Effective Date, the applicable Debtors or Reorganized Debtors, in communication with the applicable Trustees or applicable Agents, and in consultation with the First Lien Committee and Second Lien Notes Trustee, shall take any action as may be necessary or advisable to effectuate any Reinstatement of the Reinstated Notes or Term Loan Facility, as applicable, including without limitation, the execution and delivery of any documents, including any appropriate agreements or other documents effectuating the Reinstatement, and shall take all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.  The Confirmation Order shall, and shall be deemed to, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including any Reinstatement of the Reinstated Notes or Term Loan Facility, as applicable.

Notwithstanding any language to the contrary herein, no provision of this Plan, including no provision of Article VIII, shall release, preclude, enjoin, limit, or impair any Holder of an Allowed Claim that is Reinstated on the Effective Date from enforcing any rights, or commencing any claims, Causes of Action, or proceedings, against the Reorganized Debtors, pursuant to the agreements and terms governing such Reinstated Claims with respect to any act, omission, transaction, agreement, event, or other occurrence taking place after the Effective Date if such act, omission, transaction, agreement, event, or other occurrence was not expressly contemplated by the Plan, the Restructuring Transactions, or asserted in the First Lien Objection or the Second Lien Objection.

O.          Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the directors, managers, partners, officers, authorized persons, and members thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Restructuring Transactions, the New Common Stock, the New Organizational Documents, the DIP-to-Exit Facility, the DIP-to-Exit Revolving Facility, the Takeback Debt, and any other Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

P.           Section 1145 Exemption

 The shares of New Common Stock and the Takeback Debt (if applicable) being issued under the Plan will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon (a) section 1145 of the Bankruptcy Code (except with respect to an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code) or (b) only to the extent that such exemption under section 1145 of the Bankruptcy Code is not available (including with respect to an entity that is an “underwriter”) pursuant to section 4(a)(2) under the Securities Act and/or Regulation D thereunder.

Securities issued in reliance upon section 1145 of the Bankruptcy Code are exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities and (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and (b) are freely tradable and transferable by any holder thereof that, at the time of transfer, (1) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (2) has not been such an “affiliate” within ninety (90) days of such transfer, (3) has not acquired such securities from an “affiliate” within one year of such transfer and (4) is not an entity that is an “underwriter.”

To the extent any shares of New Common Stock, Takeback Debt (if applicable), and the DIP‑to‑Exit Facility (if applicable) are issued in reliance on section 4(a)(2) of the Securities Act or Regulation D thereunder, such shares or Takeback Debt (as applicable), will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable law.

New Common Stock constituting or issued with respect to any Emergence Awards will be issued pursuant to a registration statement or an exemption from registration under the Securities Act and applicable state and local securities laws.

Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Common Stock and/or the Takeback Debt (if applicable) to be issued under the Plan through the facilities of DTC, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Common Stock and the Takeback Debt (if applicable), as applicable, to be issued under the Plan under applicable securities laws.  DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Common Stock and/or the Takeback Debt (if applicable) to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.  Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Stock and the Takeback Debt (if applicable) to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Q.          Section 1146(a) Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Entity) of property under the Plan or pursuant to:  (1) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; or (5) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.  All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forgo the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

R.          Management Incentive Plan

The Management Incentive Plan Pool shall be established and reserved for grants to be made from time to time from such pool to management employees of the Reorganized Debtors at the discretion of the New Board effective as of the Effective Date.  The terms and conditions (including, without limitation, with respect to participants, form, allocation, structure, duration and timing, and extent of issuance and vesting) shall be determined at the discretion of the New Board after the Effective Date; provided, that up to fifty percent of the Management Incentive Plan Pool may be allocated prior to the Effective Date as emergence grants (the “Emergence Awards”) to individuals selected to serve in key senior management positions after the Effective Date (as and when such individuals are selected as contemplated by and subject to the consent rights specified in the Restructuring Support Agreement); provided, further, that the Emergence Awards will have terms and conditions (including, without limitation, with respect to form, allocation, structure, duration, timing, and extent of issuance and vesting) that are acceptable to the Debtors and the Required Consenting Noteholders.

S.           Employee Matters

Except as provided herein or in the Plan Supplement, or pursuant to an order of the Bankruptcy Court, or any applicable law, contract, instrument, release, or other agreement or document, all employee wages, compensation, and benefit programs, including, without limitation, any severance agreements, and collective bargaining agreements, including, without limitation, under any expired collective bargaining agreements, in place as of the Effective Date with the Debtors shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date.  All Proofs of Claim filed for amounts due under any collective bargaining agreement and any cure obligation shall be considered satisfied by the agreement and obligation to assume and cure in the ordinary course.

In accordance with that certain prepetition success bonus agreement, the Executive Vice President, Chief Legal Officer, and Chief Transaction Officer of the Debtors3 shall be eligible for a success fee (the “Restructuring Success Fee”) consisting of two separate payments each in the amount of $500,000, for a total of $1 million, payable upon:  (a) Confirmation;4 and (b) the Effective Date.  Each payment under the Restructuring Success Fee is subject to continued employment of the Executive Vice President, Chief Legal Officer, and Chief Transaction Officer through Confirmation and the Effective Date, respectively; provided that if employment with the Debtors is terminated for any reason prior to either payment, the right to unvested payments shall be forfeited.

Robert A. Schriesheim, Chair of the Finance Committee, shall receive incremental compensation in accordance with the terms of the Schriesheim Letter Agreement.

T.           Qualified Defined Benefit Plan

Frontier sponsors a defined benefit pension plan covered by Title IV of ERISA.  Reorganized Frontier will assume the Frontier Communications Pension Plan (the “Pension Plan”) in accordance with its terms on the Effective Date.

After the Effective Date, the Reorganized Debtors (to the extent they are controlled group members of the Pension Plan sponsor under ERISA) shall be responsible for (a) satisfying the minimum funding requirements under 26 U.S.C. §§ 412 and 430 and 29 U.S.C. §§ 1082 and 1083 for the Pension Plan and (b) paying all required PBGC premiums in accordance with 29 U.S.C. §§ 1306 and 1307 for the Pension Plan.  After the Effective Date, the sponsor of the Pension Plan shall be responsible for administering the Pension Plan in accordance with the applicable provisions of ERISA and the Internal Revenue Code, and the Reorganized Debtors reserve all of their rights thereunder.

With respect to the Pension Plan, no provision of the Plan, Confirmation Order, or section 1141 of the Bankruptcy Code shall be construed to discharge, release, or relieve the Reorganized Debtors, or their successors, from liabilities or requirements imposed under any law or regulatory provision arising after the Effective Date with respect to the Pension Plan or PBGC.  PBGC and the Pension Plan will not be enjoined or precluded from enforcing such liability with respect to the Pension Plan as a result of any provision of the Plan, the Confirmation Order, or section 1141 of the Bankruptcy Code.  PBGC and the Reorganized Debtors agree that all proofs of claim filed by PBGC shall be deemed to be withdrawn, with prejudice, as of the Effective Date.

[3]	For the avoidance of doubt, these titles and roles are held by the same employee.

[4]	For the avoidance of doubt, multiple Restructuring Success Fees will not be awarded in the event that the Debtors are required to confirm multiple chapter 11 plans of reorganization.

U.          Workers’ Compensation Programs

As of the Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations under (1) all applicable workers’ compensation laws and (2) the Debtors’ applicable written contracts, agreements, agreements of indemnity, self‑insured workers’ compensation bonds, insurance policies, programs, and plans, in each case, for workers’ compensation and workers’ compensation insurance, without the need for any party to file any Proofs of Claims, applications for payment, Cure Claim (or any objection to Cure amounts or notices), or Administrative Claim, and based on the foregoing, any such Proofs of Claims shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non‑bankruptcy law with respect to any such contracts, agreements, policies, programs, and plans; provided, further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law and the Debtors’ written contracts, agreements, bonds, insurance policies, programs, and plans related to workers’ compensation.

V.           Preservation of Rights of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, the Disclosure Statement, or the Schedule of Retained Causes of Action to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it.  The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise provided in the Plan, including Article VIII of the Plan.  Unless any Cause of Action of the Debtors against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or pursuant to a Final Order, the Reorganized Debtors expressly reserve all such Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan.  In accordance with section 1123(b)(3) of the Bankruptcy Code, any Cause of Action that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor, except as otherwise provided in the Plan, including Article VIII of the Plan.  The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.  The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.

W.         Release of Preference Actions

On the Effective Date, the Debtors, on behalf of themselves and their Estates, shall release any and all Avoidance Actions arising under section 547 of the Bankruptcy Code or any comparable “preference” action arising under applicable nonbankruptcy law.

X.          Consenting Noteholder Fees

On the Confirmation Date, the Debtors shall pay in full in cash all Consenting Noteholder Fees that are due and owing to the extent not already paid by the Debtors, subject to receipt by the Debtors of an invoice from any Entity entitled to a Consenting Noteholder Fee in accordance with the applicable engagement letter; provided that the Creditors’ Committee shall receive copies of such invoices.  On and after the Confirmation Date, the Debtors or the Reorganized Debtors, as applicable, shall pay all Consenting Noteholder Fees in Cash, to the extent not already paid by the Debtors, in each case, within ten Business Days of receipt by the Debtors or the Reorganized Debtors, as applicable, of an invoice from any Entity entitled to a Consenting Noteholder Fee for any unpaid Consenting Noteholder Fees in accordance with the applicable engagement letter; provided that the Consenting Noteholder Professionals shall (i) serve the Creditors’ Committee and the U.S. Trustee the monthly statements of such Consenting Noteholder Professionals’ claims for compensation or reimbursement of expenses with reasonable detail and (ii) file a notice with the Bankruptcy Court reflecting the amount of the fees and expenses requested of such Consenting Noteholder Professional.  If the Debtors, Reorganized Debtors, Creditors’ Committee, or the U.S. Trustee, as applicable, dispute the reasonableness of any such invoice, the Debtors, Reorganized Debtors, Creditors’ Committee, or the U.S. Trustee, as applicable, or the affected Consenting Noteholder Professional may file an objection with the Bankruptcy Court and the disputed portion of such invoice shall not be paid until the dispute is resolved.

Y.           Payment of Trustee Fees

In consideration of each Trustee’s continued performance under the applicable Indentures during these Chapter 11 Cases and as further required under the Plan, on the Effective Date, the Debtors shall pay all Trustee Fees in Cash to the extent unpaid and subject to receipt by the Debtors of a summary invoice from any Entity entitled to a Trustee Fee.  On and after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay all Trustee Fees in Cash, to the extent not already paid by the Debtors or the Reorganized Debtors, in each case, within ten Business Days of receipt by the Debtors or the Reorganized Debtors, as applicable, of an invoice from any Entity entitled to a Trustee Fee for any unpaid Trustee Fees.

To the extent that the Debtors, the Reorganized Debtors or any successor in interest require further performance by the Trustees after the Effective Date, including with respect to any documentation requested to be prepared or executed to evidence the release of any liens, any further activities required for distributions, or any action required to be taken in furtherance of the Plan, the reasonable fees and expenses of the Trustees and their professionals in taking such action shall be paid by the Debtors, the Reorganized Debtors or such successor in interest in the ordinary course.

Z.          Payment of Board Observer Fees

On the Effective Date, the Debtors shall pay all Board Observer Fees in Cash to the extent not already paid by the Debtors.

ARTICLE V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.           Assumption and Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, each Executory Contract and Unexpired Lease shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease (a) was previously assumed, assumed and assigned, or rejected by the Debtors; (b)  previously expired or terminated pursuant to its own terms; (c) is the subject of a motion to assume, assume and assign, or reject Filed on or before the Confirmation Date that is pending on the Effective Date; or (d) is designated specifically, or by category, as an Executory Contract or Unexpired Lease on the Schedule of Rejected Executory Contracts and Unexpired Leases, if any.  The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates.  The Confirmation Order will constitute an order of the Bankruptcy Court approving the above-described assumptions and assignments, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date.  Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, shall have the right to alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases at any time through and including 45 days after the Effective Date.

Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto.  To the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.  Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

B.          Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contract or Unexpired Lease.  Without limiting the general nature of the foregoing, and notwithstanding any non-bankruptcy law to the contrary, the Debtors and Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the Debtors contracting from non-Debtor counterparties to any rejected Executory Contract or Unexpired Lease.

C.          Claims Based on Rejection of Executory Contracts or Unexpired Leases

Counterparties to Executory Contracts or Unexpired Leases listed on the Schedule of Rejected Executory Contracts and Leases, if any, shall be served with a notice of rejection of Executory Contracts and Unexpired Leases with the Plan Supplement.  Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Claims, Noticing, and Solicitation Agent and served on the Debtors or Reorganized Debtors, as applicable, no later than thirty days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection.  Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.E of the Plan, including any Claims against any Debtor listed on the Debtors’ schedules as unliquidated, contingent, or disputed.  All Allowed Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease shall be treated as a General Unsecured Claim in accordance with Article III.C of the Plan.

D.          Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Effective Date, with the amount and timing of payment of any such Cure dictated by the Debtors’ ordinary course of business.  The Debtors shall provide notice of the amount and timing of payment of any such Cure to the parties to the applicable assumed Executory Contracts or Unexpired Leases no later than the Effective Date.  Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the ordinary course amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors shall be dealt with in the ordinary course of business and, if needed, shall be Filed with the Claims, Noticing, and Solicitation Agent on or before thirty days after the Effective Date.  If any counterparty to an Executory Contract or Unexpired Lease does not receive a notice of assumption and applicable cure amount, such counterparty shall have until on or before thirty days after the Effective Date to bring forth and File a request for payment of Cure. Any such request that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court.  Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure in the Debtors’ ordinary course of business or upon and in accordance with any resolution of a Cure dispute (whether by order of the Bankruptcy Court or through settlement with the applicable Executory Contract or Unexpired Lease counterparty); provided, however, that nothing herein shall prevent the Reorganized Debtors from paying any Cure Claim despite the failure of the relevant counterparty to File such request for payment of such Cure.  The Reorganized Debtors may also settle any Cure Claim without any further notice to or action, order, or approval of the Bankruptcy Court.  In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Bankruptcy Court on or before thirty days after the Effective Date.  Any such objection will be scheduled to be heard by the Bankruptcy Court at the Debtors’ first scheduled omnibus hearing for which such objection is timely Filed.  Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

In the event of a dispute regarding:  (1) the amount of any Cure Claim, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed (or assumed and assigned, as applicable), or (3) any other matter pertaining to assumption or assignment, then any disputed Cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made as soon as reasonably practicable following, and in accordance with, the entry of a Final Order of the Bankruptcy Court resolving such dispute or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease, and any such unresolved dispute shall not prevent or delay implementation of the Plan or the occurrence of the Effective Date.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to this Article V.D, in the amount and at the time dictated by the Debtors’ ordinary course of business, or upon and in accordance with any resolution of a Cure dispute (whether by order of the Bankruptcy Court or through settlement with the applicable Executory Contract or Unexpired Lease counterparty), shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.  Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully paid pursuant to this Article V.D, in the amount and at the time dictated by the Debtors’ ordinary course of business or upon and in accordance with any resolution of a Cure dispute (whether by order of the Bankruptcy Court or through settlement with the applicable Executory Contract or Unexpired Lease counterparty), shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.  For the avoidance of doubt, in the event that any counterparty to an Executory Contract or Unexpired Lease receives a notice of assumption and applicable proposed Cure amount, and disputes the Debtors’ proposed Cure amount, such party shall not be required to File a Proof of Claim with respect to such dispute.  Any counterparty to an Executory Contract or Unexpired Lease that does not receive a notice or applicable proposed Cure amount, and believes a Cure amount is owed, shall have thirty days after the Effective Date to File a Proof of Claim with respect to such alleged Cure amount, which Claim shall not be expunged until such Cure dispute is resolved.

E.           Indemnification Provisions

On and as of the Effective Date, the Indemnification Provisions will be assumed by the Debtors, and shall be reinstated and remain intact, irrevocable, and shall survive the Effective Date.  The Reorganized Debtors’ governance documents shall provide for indemnification, defense, reimbursement, and limitation of liability of, and advancement of fees and expenses to, the Reorganized Debtors’ current and former directors, managers, officers, members, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors to the fullest extent permitted by law and at least to the same extent as provided under the Indemnification Provisions against any Cause of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted; provided that the Reorganized Debtors shall not indemnify any Person for any Cause of Action arising out of or related to any act or omission that is a criminal act or constitutes actual fraud, gross negligence, bad faith, or willful misconduct.  None of the Reorganized Debtors will amend or restate their respective governance documents before, on, or after the Effective Date to terminate or materially adversely affect any of the Reorganized Debtors’ obligations to provide such rights to indemnification, defense, reimbursement, limitation of liability, or advancement of fees and expenses.  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the Indemnification Provisions.

F.           Restructuring Support Agreement

The Restructuring Support Agreement shall be deemed assumed in its entirety pursuant to sections 105, 363, and 365 of the Bankruptcy Code, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, upon entry of the Confirmation Order.  Upon the entry of the Confirmation Order, the Restructuring Support Agreement shall be effective and binding upon all parties in interest, including, without limitation, all creditors of any of the Debtors, and the Debtors, and their respective successors and assigns, whether in these chapter 11 cases, in any successor chapter 11 or chapter 7 cases, or upon any dismissal of any of these chapter 11 cases or any successor chapter 11 or chapter 7 cases, and shall inure to the benefit of the Consenting Noteholders and the Debtors and their respective permitted successors and assigns.

G.           Insurance Policies and Surety Bonds

Each D&O Liability Insurance Policy (including, without limitation, any “tail policy” and all agreements, documents, or instruments related thereto) shall be assumed, in their entirety, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date, pursuant to sections 105 and 365 of the Bankruptcy Code.

The Debtors or the Reorganized Debtors, as applicable, shall not terminate or otherwise reduce the coverage under any D&O Liability Insurance Policy (including, without limitation, any “tail policy” and all agreements, documents, or instruments related thereto) in effect prior to the Effective Date, and any current and former directors, officers, managers, and employees of the Debtors who served in such capacity at any time before or after the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy subject to the terms thereof regardless of whether such directors, officers, managers, and employees remain in such positions after the Effective Date.  Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors shall retain the ability to supplement such D&O Liability Insurance Policy as the Debtors or Reorganized Debtors may deem necessary.

The Debtors shall continue to satisfy their obligations under their surety bonds and insurance policies in full and continue such programs in the ordinary course of business.  Each of the Debtors’ surety bonds and insurance policies, and any agreements, documents, or instruments relating thereto shall be treated as Executory Contracts under the Plan.  On the Effective Date:  (a) the Debtors shall be deemed to have assumed all such surety bonds and insurance policies and any agreements, documents, and instruments relating thereto in their entirety; provided that the Debtors have assumed all indemnity agreements and cash collateral agreements related to the surety bonds pursuant to the Surety Assumption Order and (b) such surety bonds and insurance policies and any agreements, documents, or instruments relating thereto shall revest in the applicable Reorganized Debtor(s) unaltered.

Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, Plan Supplement, the Confirmation Order, any agreement or order related to the DIP-to-Exit Facility, the DIP-to-Exit Revolving Facility, any bar date notice or claim objection, any document related to the foregoing, or any other order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening, confers Bankruptcy Court jurisdiction, grants an injunction, discharge or release, or requires a party to opt out of any releases):  (a) nothing alters, modifies or otherwise amends the terms and conditions of either of (i) the Zurich Insurance Program (including any agreement to arbitrate disputes and any provisions regarding the provision, maintenance, use, nature and priority of the collateral), (ii) any insurance policies issued by ACE American Insurance Company, Westchester Surplus Lines Insurance Company, Federal Insurance Company, or any of their U.S.-based affiliates and successors (collectively, “Chubb”), including any D&O Liability Insurance Policies issued by Chubb, and any agreements, documents, or instruments related thereto (collectively, the “Chubb Insurance Program”), except that on and after the Effective Date, the Reorganized Debtors jointly and severally shall assume the Zurich Insurance Program and the Chubb Insurance Program in their entireties pursuant to sections 105 and 365 of the Bankruptcy Code, or (iii) the obligations arising under the Assumption Agreement between National Union Fire Insurance Company of Pittsburgh, Pa. and its affiliates (collectively, “AIG”), Debtor Frontier Communications Corporation and Verizon Communications, Inc. (the “AIG Program”) effective April 1, 2016 (including any agreement to arbitrate disputes and any provisions regarding the provision, maintenance, use, nature and priority of collateral); (b) nothing therein releases or discharges Zurich’s security interests and liens on the collateral; (c) nothing therein releases or discharges the Zurich Claims or the claims of Chubb (including any Cure Claim) arising under the Chubb Insurance Program (regardless of whether all or any part of such claims are liquidated before or after the Petition Date, Confirmation of the Plan, or conversion of one or more of these Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code) (the “Chubb Claims”) and further, the Zurich Claims and the Chubb Claims are actual and necessary expenses of the Debtors’ estates (or the Reorganized Debtors, as applicable) and shall be paid in full in the ordinary course of business, whether as an Allowed Administrative Claim under section 503(b)(1)(A) of the Bankruptcy Code or otherwise, regardless of when such amounts are or shall become liquidated, due or paid, without the need or requirement for either Zurich, Chubb, or AIG to file or serve a request, motion, or application for payment of or proof of any proof of claim, Cure Claim (or any objection to cure amounts/notices), or Administrative Claim (and further and for the avoidance of doubt, any claim bar date (including the Administrative Claims Bar Date) shall not be applicable to either Zurich or Chubb); (d) the Debtors or the Reorganized Debtors, as applicable shall not sell, assign, or otherwise transfer the Zurich Insurance Program or the Chubb Insurance Program except with the express written permission of Zurich or Chubb, respectively, which in either case shall not be unreasonably withheld; and (e) the automatic stay of Bankruptcy Code section 362(a) and the injunctions set forth in Article VIII of the Plan, if and to the extent applicable, shall be deemed lifted without further order of the Bankruptcy Court, solely to permit:  (i) claimants with valid workers’ compensation claims or direct action claims against Zurich, Chubb, and/or AIG under applicable non-bankruptcy law to proceed with their claims; (ii) Zurich, Chubb, and AIG to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (A) all workers’ compensation or direct action claims covered by the Zurich Insurance Program, the Chubb Insurance Program, or the AIG Program, (B) all claims where an order has been entered by the Bankruptcy Court granting a claimant relief from the automatic stay or the injunction set forth in Article VIII of the Plan to proceed with its claim, and (C) all costs in relation to each of the foregoing; (iii) Zurich to draw against any or all of the collateral provided by or on behalf of the Debtors (or the Reorganized Debtors, as applicable) to Zurich at any time and to hold the proceeds thereof as security for the obligations of the Debtors (and the Reorganized Debtors, as applicable) to Zurich and/or apply such proceeds to the obligations of the Debtors (and the Reorganized Debtors, as applicable) under the applicable Zurich Insurance Program, in such order as Zurich may determine; and (iv) subject to the terms of the Zurich Insurance Program, the Chubb Insurance Program, the AIG Program, and/or applicable non-bankruptcy law, Zurich, Chubb, and AIG to (A) cancel any policies under the Zurich Insurance Program or the Chubb Insurance Program, respectively, and (B) take other actions relating to the Zurich Insurance Program, the Chubb Insurance Program, or the AIG Program respectively (including setoff), to the extent permissible under applicable non-bankruptcy law, each in accordance with the terms of the Zurich Insurance Program, the Chubb Insurance Program, or the AIG Program, respectively.  Terms used in this paragraph but not defined in the Plan shall have the meaning attributed to them in the Zurich Assumption Order.  Additionally, for the avoidance of doubt, (a) the Zurich Insurance Program shall have the same meaning as the term Insurance Program as used in the Zurich Assumption Order and shall include D&O Liability Insurance Policies issued by Zurich, and (b) this Article V.G shall not be limited in any way by Article IV.U of the Plan.

Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Order, any agreement or order related to the DIP‑to‑Exit Facility or the DIP‑to‑Exit Revolving Facility, the Plan shall not discharge, impair, or otherwise modify:  (a) any indemnity or collateral obligations relating to bonds or related instruments that Westchester Fire Insurance Company, Federal Insurance Company, and/or their affiliated sureties (which individually and collectively are referred to hereafter as “Chubb Surety”) issued and/or executed on behalf of or at the request of any of the Debtors, the Reorganized Debtor(s), and/or non-Debtor affiliates (each such bond or related instrument, including but not limited to any and all bonds that were assumed in these proceedings, a “Bond”, and, collectively, the “Bonds”); or (b) the assumption of any indemnity agreements and cash collateral agreements related to any of the Bonds (such assumed agreements, the “Chubb Surety Agreements”) by way of court order [Docket No. 373].  Each such indemnity, collateral or other obligation under or in connection with the Bonds or the Chubb Surety Agreements will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan or by prior order as to which no Proof of Claim, Administrative Claim, or request for payment need be filed, and shall survive the Effective Date.

Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, Plan Supplement, the Confirmation Order, any agreement or order related to the DIP Facility or the Exit Facility, including, but not limited to, Article VIII.K of the Plan, to the extent the Bankruptcy Court disallows a claim for reimbursement or contribution, all rights of Chubb Surety under section 502(j) of the Bankruptcy Code shall remain, subject to any applicable rights or defenses of the Debtors.

H.          Reservation of Rights

Nothing contained in the Plan or the Plan Supplement (unless otherwise explicitly provided) shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date.

I.            Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

J.           Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed under section 365 of the Bankruptcy Code, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business.  Such contracts and leases that are not rejected under the Plan shall survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.          Timing and Calculation of Amounts to Be Distributed

Except (1) as otherwise provided herein, (2) upon a Final Order, or (3) as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of the applicable Claim, on the Effective Date (or if a Claim is not an Allowed Claim on the Effective Date, on the next Distribution Date after such Claim becomes, as applicable, an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim shall receive the full amount of distributions that the Plan provides for Allowed Claims in the applicable Class from the Distribution Agent.  In the event that any payment or distribution under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or distribution may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.  Except as specifically provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.           Rights and Powers of Distribution Agent

1.            Powers of the Distribution Agent

The Distribution Agent shall be empowered to:  (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties and exercise its rights under the Plan; (b) make all distributions contemplated under the Plan; (c) employ professionals to represent it with respect to its responsibilities and powers; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions of the Plan.

2.            Expenses Incurred on or after the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date and any reasonable compensation and expense reimbursement claims (including reasonable attorney and/or other professional fees and expenses) made by such Distribution Agent shall be paid in Cash by the Reorganized Debtors.

C.          Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.            Distributions Generally

Except as otherwise provided in the Plan (including in the next paragraph), the Distribution Agent shall make distributions to Holders of Allowed Claims at the address for each such Holder as indicated on the applicable register or in the Debtors’ records as of the date of any such distribution (as applicable), including the address set forth in any Proof of Claim filed by that Holder; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

Distributions of New Common Stock to be made to Holders of Allowed Senior Notes Claims shall be made to, or at the direction of, the applicable Trustee under the Senior Notes Indentures, which, subject to their rights to assert such Trustee’s charging liens and priority of payment rights against distributions, shall transmit or direct the transmission of such distributions to Holders of Allowed Senior Notes Claims, which will be made through the facilities of DTC in accordance with DTC’s customary practices.  For the avoidance of doubt, DTC shall be considered a single Holder for purposes of distributions.  Each Trustee shall be entitled to recognize and deal for all purposes under the Plan with Holders of the Senior Notes Claims to the extent consistent with the customary practices of DTC, and all distributions to be made to Holders of Senior Notes Claims shall be delivered to each Trustee in a form that is eligible to be distributed through the facilities of DTC.  To the extent Trustee Fees are incurred in connection with making distributions to Holders of Senior Notes Claims under the Plan, such Trustee Fees shall be entitled to receive from the Reorganized Debtors, without further Bankruptcy Court approval, payment, in Cash, as reasonable compensation for such services and expenses (including, without limitation, attorneys’ fees and expenses) incurred in connection with such services, to the extent provided for under the applicable indentures.  Upon presentation of a summary invoice, payment of such compensation and expenses will be made as soon as reasonably practicable, but in any case within the earlier of (a) the date upon which the Trustees release any Liens under the Plan or (b) ten Business Days following the applicable Trustee’s presentation of such summary invoice.

Notwithstanding any provision of the Plan to the contrary, any distributions to Holders of the First Lien Notes Claims or Second Lien Notes Claims shall be made to or at the direction of each of the Trustees, as applicable, each of which shall act as Distribution Agent (or direct the Distribution Agent) for distributions to the respective Holders of First Lien Notes Claims and Second Lien Notes Claims, under the First Lien Notes Indenture and Second Lien Notes Indenture, as applicable, in accordance with the Plan and the applicable indentures.  The Trustees applicable to this paragraph shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.  Notwithstanding anything to the contrary herein, such distributions shall be subject in all respects to any rights of the Trustees applicable to this paragraph to assert a charging lien against such distributions.  The Trustees applicable to this paragraph may transfer or direct the transfer of such distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with the respective Holders of the First Lien Notes Claims and the Second Lien Notes claims to the extent consistent with the customary practices of DTC; provided that, for the avoidance of doubt, any charging lien asserted by any of the Trustees applicable to this paragraph shall attach to the property to be distributed in the same manner as if such distributions were made through the applicable Trustee.  All distributions to be made to Holders of the First Lien Notes Claims and the Second Lien Notes Claims shall be eligible to be distributed through the facilities of DTC and as provided for under the First Lien Notes Indenture or the Second Lien Notes Indenture, as applicable.

Distributions to be made to the Holders of Allowed Subsidiary Unsecured Notes Claims shall be made in accordance with the respective Subsidiary Unsecured Notes Indentures and the Unsecured Frontier West Virginia Notes Documents, as applicable, and all rights and protections of the Unsecured Subsidiary Notes Trustee under each of the Subsidiary Unsecured Notes Indentures are preserved for all purposes.  The terms of the Subsidiary Unsecured Notes Indentures and the Unsecured Frontier West Virginia Notes Documents, including terms with respect to distributions and record dates, shall govern the rights of the Holders of Allowed Subsidiary Unsecured Notes Claims before and after the Effective Date.

2.            Distributions on Account of Obligations of Multiple Debtors

For all purposes associated with distributions under the Plan, all guarantees by any Debtor of the obligations of any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be deemed eliminated so that any obligation that could otherwise be asserted against more than one Debtor shall result in a single distribution under the Plan.  Any such Claims shall be released and discharged pursuant to Article VIII of the Plan and shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code.

3.            Record Date of Distributions

On the Distribution Record Date, the various transfer registers for each Class of Claims as maintained by the Debtors or their respective agents shall be deemed closed, and there shall be no further changes in the record Holders of any Claims.  The Distribution Agent shall have no obligation to recognize any transfer of Claims occurring on or after the Distribution Record Date.  In addition, with respect to payment of any Cure amounts or disputes over any Cure amounts, neither the Debtors nor the Distribution Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable Executory Contract or Unexpired Lease as of the Effective Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure amount.  For the avoidance of doubt, the Distribution Record Date shall not apply to distributions to Holders of public Securities or to payments under the Secured Creditor Settlement.

4.            Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed to by the Reorganized Debtors, on the one hand, and the Holder of a Disputed Claim, on the other hand, or as set forth in a Final Order, no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all of the Disputed Claim has become an Allowed Claim or has otherwise been resolved by settlement or Final Order; provided that, if the Reorganized Debtors do not dispute a portion of an amount asserted pursuant to an otherwise Disputed Claim, the Distribution Agent may make a partial distribution on account of that portion of such Claim that is not Disputed at the time and in the manner that the Distribution Agent makes distributions to similarly situated Holders of Allowed Claims pursuant to the Plan.  Any dividends or other distributions arising from property distributed to Holders of Allowed Claims, as applicable, in a Class and paid to such Holders under the Plan shall also be paid, in the applicable amounts, to any Holder of a Disputed Claim, as applicable, in such Class that becomes an Allowed Claim after the date or dates that such dividends or other distributions were earlier paid to Holders of Allowed Claims in such Class.

5.            De Minimis Distributions; Minimum Distributions

No fractional shares of New Common Stock shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts and such fractional amount shall be deemed to be zero.  When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows:  (a) fractions of greater than one‑half shall be rounded to the next higher whole number and (b) fractions of one‑half or less shall be rounded to the next lower whole number with no further payment thereto.  The total number of authorized shares of New Common Stock to be distributed to Holders of Allowed Senior Notes Claims may (at the Debtors’ discretion) be adjusted as necessary to account for the foregoing rounding; provided that DTC will be considered a single holder for purposes of distributions.

The Distribution Agent shall not make any distributions to a Holder of an Allowed Senior Notes Claim on account of such Allowed Senior Notes Claim of New Common Stock or Cash where such distribution is valued, in the reasonable discretion of the Distribution Agent, at less than $100.00, and each Senior Notes Claim to which this limitation applies shall be discharged pursuant to Article VIII of the Plan and its Holder shall be forever barred pursuant to Article VIII of the Plan from asserting that Senior Notes Claim against the Reorganized Debtors or their property.

6.            Undeliverable Distributions and Unclaimed Property

In the event that either (a) a distribution to any Holder is returned as undeliverable (other than a distribution to or through DTC) or (b) the Holder of an Allowed Claim (other than the Senior Notes Trustee) does not respond to a request by the Debtors or the Distribution Agent for information necessary to facilitate a particular distribution, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder or received the necessary information to facilitate a particular distribution, at which time such distribution shall be made to such Holder without interest, dividends, or other accruals of any kind; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code on the date that is six months after the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable local, state, federal, or foreign escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or interest in property shall be discharged and forever barred.

7.            Manner of Payment Pursuant to the Plan

At the option of the Distribution Agent, any Cash payment to be made hereunder may be made by check, wire transfer, automated clearing house, or credit card, or as otherwise provided in applicable agreements.

D.          Compliance Matters

In connection with the Plan, to the extent applicable, the Debtors, the Reorganized Debtors, any Distribution Agent, and any other applicable withholding and reporting agents shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Debtors, the Reorganized Debtors, the Distribution Agent, and any other applicable withholding and reporting agents shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms that are reasonable and appropriate; provided that the Reorganized Debtors and the Distribution Agent, as applicable, shall request appropriate documentation from the applicable distributees and allow such distributees a reasonable amount of time to respond.  The Debtors, the Reorganized Debtors, the Distribution Agent, and any other applicable withholding and reporting agents reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

E.           Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

F.           Claims Paid or Payable by Third Parties

1.            Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce a Claim, and such Claim (or portion thereof) shall be disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives a payment on account of such Claim from a party that is not a Debtor or Reorganized Debtor (or other Distribution Agent), as applicable; provided that, to the extent any claim of any obligee or beneficiary of a surety bond is paid by the issuer of such bond on behalf of any of the Debtors and/or its Affiliates, and such issuer subrogates to the rights of such obligee or beneficiary, such issuer’s subrogation claim shall not be disallowed or affected notwithstanding anything to the contrary herein.  To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor (or other Distribution Agent), as applicable, on account of such Claim, such Holder shall, within ten Business Days of receipt thereof, repay, return, or deliver any distribution held by or transferred to the Holder to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.  The failure of such Holder to timely repay, return, or deliver such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the ten-Business Day grace period specified above until the amount is repaid.

2.            Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy.  To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction or otherwise settled), then immediately upon such satisfaction, such Claim may be expunged on the Claims Register by the Claims, Noticing, and Solicitation Agent to the extent of any such satisfaction without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.            Applicability of Insurance Policies

Except as otherwise provided herein, payments to Holders of Claims shall be in accordance with the provisions of any applicable insurance policy.  Nothing contained in the Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any rights, defenses, or Cause of Action that the Debtors or any other Entity may hold against any other Entity, including insurers, under any policies of insurance, agreements related thereto, or applicable indemnity, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any rights or defenses, including coverage defenses, held by such insurers under the applicable insurance policies, agreements related thereto, and applicable non-bankruptcy law.

G.          Setoffs and Recoupment

Except as otherwise expressly provided for herein, each Debtor, Reorganized Debtor, or such Entity’s designee as instructed by such Debtor or Reorganized Debtor, as applicable, may, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, set off against or recoup from an Allowed Claim and any distributions to be made pursuant to the Plan on account of such Allowed Claim, any Claims, rights, and Causes of Action of any nature whatsoever that the Debtor or Reorganized Debtor, as applicable, may have against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action have not been otherwise compromised, settled, or released on or prior to the Effective Date (whether pursuant to the Plan or otherwise).  Notwithstanding the foregoing, except as expressly stated in Article VIII of this Plan, neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claims, rights, or Causes of Action the Debtors or Reorganized Debtors may possess against such Holder.

H.           Allocation between Principal and Accrued Interest

Except as otherwise provided herein, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof and as determined for federal income tax purposes) and second, to the extent the consideration exceeds the principal amount of the Allowed Claims, to the remaining portion of such Allowed Claim, if any.

ARTICLE VII.

PROCEDURES FOR RESOLVING DISPUTED,
CONTINGENT, AND UNLIQUIDATED CLAIMS AND INTERESTS

A.          Disputed Claims Process

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under the Plan, except as required by the Plan, Holders of Claims need not File Proofs of Claim, and the Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced, except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable.  If a Holder of a Claim in Class disputes the amount of their Claim as listed in the Schedules, the Holder should notify of the Debtors of such dispute.  If the Debtors and the Holder agree to an amended Claim amount prior to the Effective Date, the Debtors shall file amended Schedules prior to the Effective Date.  If between the Confirmation Date and the Effective Date, the dispute cannot be consensually resolved, the Holder may seek (by letter to the Court) to have the claim dispute resolved before the Bankruptcy Court (and, with the consent of the Debtors, before any other court or tribunal with jurisdiction over the parties).  After the Effective Date, the creditor may seek to have the claim dispute resolved before the Bankruptcy Court or any other court or tribunal with jurisdiction over the parties.

Unless relating to a Claim expressly Allowed pursuant to the Plan, all Proofs of Claim filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors.  Upon the Effective Date, all Proofs of Claim filed against the Debtors, regardless of the time of filing, and including Proofs of Claim filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below.  Notwithstanding anything in this Plan to the contrary:  (1) all Claims against the Debtors that result from the Debtors’ rejection of an Executory Contract or Unexpired Lease; (2) Claims filed to dispute the amount of any proposed Cure pursuant to section 365 of the Bankruptcy Code; and (3) Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court, if not otherwise resolved through settlement with the applicable claimant.

For the avoidance of doubt, there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim, as applicable, under the Plan.  Notwithstanding the foregoing, Entities must File (a) Proofs of Claim for payment of an Administrative Claim as set forth in Article II.A of the Plan and (b) Cure objections as set forth in Article V.C of the Plan to the extent such Entity disputes the amount of the Cure paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty. For the avoidance of doubt, timely filed Proofs of Claim for Administrative Claims and timely filed Proofs of Claim related to Cure objections are not subject to automatic expungement.  All Proofs of Claim required to be Filed by the Plan that are Filed after the date that they are required to be Filed pursuant to the Plan shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.           Objections to Claims

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors, shall have the sole authority to:  (1) File, withdraw, or litigate to judgment, any objections to Claims; and (2) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court.  For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim, including the Causes of Action retained pursuant to Article IV.V of the Plan.

Any objections to Claims shall be Filed on or before the Claims Objection Deadline.  For the avoidance of doubt, the Bankruptcy Court may extend the time period to object to Claims set forth in this paragraph at any time, including before or after the expiration of one hundred eighty days after the Effective Date, in its discretion or upon request by the Debtors or any party in interest.

C.          Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to), at any time, request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to applicable law, including pursuant to section 502(c) of the Bankruptcy Code, for any reason, regardless of whether any party previously has objected to such Disputed Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under sections 157 and 1334 of the Judicial Code to estimate any such Disputed Claim, including during the litigation of any objection to any Disputed Claim or during the pendency of any appeal relating to such objection.  Notwithstanding any provision otherwise in the Plan, a Disputed Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court.  In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors or the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim.  Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Disputed Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before fourteen days after the date on which such Disputed Claim is estimated.

D.          No Distributions Pending Allowance

Notwithstanding any other provision of the Plan, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim; provided that if only a portion of a Claim is Disputed, such Claim shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount; provided, further that the foregoing shall not apply to any Make-Whole Claim, which Claims shall not be Allowed Claims under the Plan.

E.           Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court Allowing any Disputed Claim becomes a Final Order, the Distribution Agent shall provide to the Holder of such Allowed Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest, dividends, or accruals to be paid on account of such Allowed Claim unless required under applicable bankruptcy law.

F.           No Interest

Unless otherwise specifically provided for herein or by Final Order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims against the Debtors, and no Holder of a Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such Claim.  Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

G.          Adjustment to Claims and Interests without Objection

Any Claim or Interest that has been paid, satisfied, amended, superseded, cancelled, or otherwise expunged (including pursuant to the Plan) may be adjusted or expunged on the Claims Register at the direction of the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.  Additionally, any Claim or Interest that is duplicative or redundant with another Claim or Interest against the same Debtor may be adjusted or expunged on the Claims Register at the direction of the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

H.          Disallowance of Claims

All Claims of any Entity from which property is sought by the Debtors under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer that is avoidable under section 522(f), 522(h), 544, 545, 548, or 549 of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered by the Bankruptcy Court and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors, as applicable.  All Claims filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order or approval of the Bankruptcy Court.  All Claims filed on account of an employee benefit shall be deemed satisfied and expunged from the Claims register as of the Effective Date to the extent the Reorganized Debtors elect to honor such employee benefit, without any further notice to or action, order or approval of the Bankruptcy Court.

Except as otherwise provided herein or as agreed to by the Reorganized Debtors, all Proofs of Claim for payment of an Administrative Claim Filed after Administrative Claims Bar Date shall be deemed disallowed in full and expunged as of the Effective Date, forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court, unless on or before the Confirmation Hearing such late Claim has been deemed timely filed by a Final Order.

I.            Amendments to Proofs of Claim

On or after the Effective Date, except as provided in the Plan or the Confirmation Order, a Proof of Claim or Proof of Interest may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Proof of Claim or Proof of Interest Filed shall be deemed disallowed in full and expunged without any further action, order, or approval of the Bankruptcy Court.

ARTICLE VIII.

EFFECT OF CONFIRMATION OF THE PLAN

A.          Discharge of Claims and Termination of Interests

As provided by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by current or former employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non‑contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not:  (1) a Proof of Claim or Proof of Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan.  Any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) on the Effective Date.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

B.           Releases by the Debtors

Except as expressly set forth in the Plan, effective on the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of, the foregoing Entities, from any and all Causes of Action, including any derivative claims, asserted or assertable on behalf of any of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), their capital structure, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Chapter 11 Cases and related adversary proceedings, the Credit Facilities, the First Lien Notes, the Second Lien Notes, the IDRB, the Senior Notes, the Subsidiary Debt, the DIP-to-Exit Facility, the DIP-to-Exit Revolving Facility, the Takeback Debt, the assertion or enforcement of rights and remedies against the Debtors’ out-of-court restructuring efforts, intercompany transactions between or among a Debtor and another Debtor, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Definitive Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement or the Definitive Documents, the pursuit of consummation of the Plan, the administration and implementation of the Restructuring Transaction, or upon any other act or omission, transaction, agreement, event, or other occurrence related to the Debtors taking place on or before the Effective Date, including, for the avoidance of doubt, the Mediation and the Secured Creditor Settlement.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to section 1123(b) and Bankruptcy Rule 9019, of the releases described in this Article VIII.B by the Debtors, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute the Bankruptcy Court’s finding that each release described in this Article VIII.B is:  (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good-faith settlement and compromise of such Causes of Action; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; (6) a sound exercise of the Debtors’ business judgment; and (7) a bar to any of the Debtors or Reorganized Debtors or their respective Estates asserting any Cause of Action related thereto, of any kind, against any of the Released Parties or their property.

C.          Releases by Holders of Claims and Interests

Except as expressly set forth in the Plan, effective on the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Releasing Parties, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims asserted or assertable on behalf of any of the Debtors, that such Entity would have been legally entitled to assert in its own right (whether individually or collectively or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), their capital structure, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Credit Facilities, the First Lien Notes, the Second Lien Notes, the IDRB, the Senior Notes, the Subsidiary Debt, the DIP-to-Exit Facility, the DIP-to-Exit Revolving Facility, the Takeback Debt, the assertion or enforcement of rights and remedies against the Debtors’ out‑of‑court restructuring efforts, intercompany transactions between or among a Debtor and another Debtor, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Definitive Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement or the Definitive Documents, the pursuit of consummation of the Plan, the administration and implementation of the Restructuring Transaction, or upon any other act or omission, transaction, agreement, event, or other occurrence related to the Debtors taking place on or before the Effective Date, including, for the avoidance of doubt, the Mediation and the Secured Creditor Settlement.  Notwithstanding anything to the contrary in the foregoing, the Third-Party Release does not release any individual from any claim or causes of action related to an act or omission that is determined in a final order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases described in this Article VIII.C, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute the Bankruptcy Court’s finding that each release described in this Article VIII.C is:  (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good-faith settlement and compromise of such Causes of Action; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; (6) a sound exercise of the Debtors’ business judgment; and (7) a bar to any of the Releasing Parties or the Debtors or Reorganized Debtors or their respective Estates asserting any Cause of Action related thereto, of any kind, against any of the Released Parties or their property.

D.          Exculpation

Effective as of the Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the third‑party release, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or consummation of the Restructuring Support Agreement, the Disclosure Statement, the Plan, any Definitive Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the Mediation, the Secured Creditor Settlement, the pursuit of Confirmation, the pursuit of consummation of the Plan, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion), except for Causes of Action related to any act or omission that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

E.           Injunction

Except as otherwise provided in the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims, Interests, Causes of Action, or liabilities that:  (a) are subject to compromise and settlement pursuant to the terms of the Plan; (b) have been released pursuant to Article VIII.B of this Plan; (c) have been released pursuant to Article VIII.C of this Plan, (d) are subject to exculpation pursuant to Article VIII.D of this Plan, or (e) are otherwise discharged, satisfied, stayed, or terminated pursuant to the terms of the Plan, are permanently enjoined and precluded, from and after the Effective Date, from commencing or continuing in any manner, any action or other proceeding, including on account of any Claims, Interests, Causes of Action, or liabilities that have been compromised or settled against the Debtors, the Reorganized Debtors, or any Entity so released or exculpated (or the property or estate of any Entity, directly or indirectly, so released or exculpated) on account of, or in connection with or with respect to, any discharged, released, settled, compromised, or exculpated Claims, Interests, Causes of Action, or liabilities.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former directors, managers, officers, principals, predecessors, successors, employees, agents, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan.  Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article VIII.E.

F.           Release of Liens

Except as otherwise provided in the Plan, the Plan Supplement, or any contract, instrument, release, or other agreement or document created pursuant to the Plan or Confirmation Order, including, if applicable, the Reinstated Notes, on the Effective Date, and concurrently with the applicable distributions made pursuant to the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates (other than any liens securing the DIP-to-Exit Facility or DIP-to-Exit Revolving Facility) shall be fully released, settled, compromised, and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Debtors shall automatically revert to the applicable Debtor or Reorganized Debtor, as applicable, and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors.  Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as requested by the Debtors or Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such documents evidencing such releases.  The presentation or filing of the Confirmation Order to or with any local, state, federal, or foreign agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

G.          SEC

Notwithstanding any language to the contrary herein, no provision shall (a) preclude the SEC from enforcing its police or regulatory powers; or (b) enjoin, limit, impair or delay the SEC from commencing or continuing any claims, causes of action, proceeding, or investigations against any non-Debtor person or non-Debtor entity in any forum.

H.          No Release of Any Claims Held by the United States and the Navajo Nation

Nothing in the Confirmation Order or the Plan shall effect a release of any Claim by the United States Government or any of its agencies or any state and local authority or the Navajo Nation, including, without limitation, any Claim arising under the Internal Revenue Code, the environmental laws, or any criminal laws of the United States or any state and local authority against the Released Parties, nor shall anything in the Confirmation Order or the Plan enjoin the United States or any state or local authority or the Navajo Nation from bringing any Claim, suit, action, or other proceedings against the Released Parties for any liability whatever, including, without limitation, any Claim, suit, or action arising under the Internal Revenue Code, the environmental laws, or any criminal laws of the United States or any state or local authority, nor shall anything in the Confirmation Order or the Plan exculpate any party from any liability to the United States Government or any of its agencies or any state and local authority or the Navajo Nation whatsoever, including any liabilities arising under the Internal Revenue Code, the environmental laws, or any criminal laws of the United States or any state and local authority against the Released Parties.

I.            Protection against Discriminatory Treatment

As provided by section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Entity, including Governmental Units, shall discriminate against any Reorganized Debtor or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against, any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, solely because such Reorganized Debtor was a debtor under chapter 11 of the Bankruptcy Code, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

J.           Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

K.          Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date:  (1) such Claim has been adjudicated as non‑contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

L.           Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code, or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

ARTICLE IX.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.          Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article IX.B of the Plan:

1.	The Bankruptcy Court shall have entered the Confirmation Order, and such order shall be a Final Order and in full force and effect.

2.	Reorganized Frontier’s New Common Stock shall have been issued.

3.
In the event the Debtors elect to consummate the DIP-to-Exit Facility and/or the DIP‑to‑Exit Revolving Facility, the applicable DIP-to-Exit Documents and DIP-to-Exit Revolving Facility Documents shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the consummation set forth in the DIP Order, the DIP-to-Exit Facility Documents, and the DIP-to-Exit Revolving Facility Documents, as applicable, shall have been validly waived or satisfied in accordance with the terms thereof, and the closing of the DIP-to-Exit Facility and DIP‑to‑Exit Revolving Facility in accordance with the DIP Order, as applicable, shall be deemed to occur concurrently with the occurrence of the Effective Date.

4.
As applicable, the Takeback Debt Documents shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the consummation of the Takeback Debt shall have been waived or satisfied in accordance with the terms thereof, and the closing of the Takeback Debt shall be deemed to occur concurrently with the occurrence of the Effective Date.

5.
In the event the Debtors elect to Reinstate any Reinstated Notes, the Debtors shall, at a reasonable time prior to the Effective Date, and following consultation with the First Lien Committee and Second Lien Notes Trustee, notify the applicable Trustees of any Reinstatement of such Reinstated Notes and documents, if any, necessary or appropriate for such Reinstatement of such Reinstated Notes shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the consummation of the Reinstatement of such Reinstated Notes shall have been satisfied in accordance with the terms thereof, and such Reinstated Notes shall be deemed to be Reinstated upon the Effective Date.

6.
The Plan Supplement, including any amendments, modifications, or supplements to the documents, schedules, or exhibits included therein shall have been Filed with the Bankruptcy Court pursuant to the terms of the Plan.

7.
Any and all requisite FCC Approvals, PUC Approvals, and any other authorizations, consents, regulatory approvals, rulings, or documents required to implement and effectuate the Plan shall have been obtained, without any conditions required to implement and effectuate the Plan that are materially adverse to the Debtors and that have not previously been approved by the Required Consenting Noteholders in accordance with Article IV.J, and shall be in full force and effect.

8.	The Professional Fee Escrow Account shall have been established and funded with Cash in accordance with Article II.B.2 of the Plan.

9.	The Reorganized Debtors shall have paid, to the extent unpaid and invoiced at least five Business Days prior to the Effective Date, all Consenting Noteholder Fees and Trustee Fees.

10.
The Debtors shall have used commercially reasonable best efforts to analyze and develop a detailed report regarding a virtual separation under the same ownership structure of select state operations where the Reorganized Debtors will conduct fiber deployments from those states’ operations where the Reorganized Debtors will perform broadband upgrades and operational improvements.

11.
The Restructuring Support Agreement shall remain in full force and effect, all conditions shall have been satisfied thereunder, and there shall be no breach that, after the lapse of time or expiration of any applicable notice or any cure period, would give rise to right to terminate the Restructuring Support Agreement.

12.
The Secured Creditor Settlement shall remain in full force and effect, all terms and conditions shall have been satisfied thereunder, including the payment of the First Lien Settlement Payments in accordance with the terms of the Plan, and there shall be no breach of the Secured Creditor Settlement.

13.	The Final Adequate Protection Order shall remain in full force and effect and there shall not be any outstanding defaults thereunder, after giving effect to any applicable cure period.

14.
By the Confirmation Date, the Required Consenting Noteholders shall have determined in their reasonable judgment, with the assistance of their financial and legal advisors, that the aggregate amount of Parent Litigation Claims is reasonably expected to be equal to or less than existing insurance coverage plus $25 million; provided that, for the avoidance of doubt, deductibles and other expenses owed under the applicable insurance policies shall not count towards the $25 million.  For the avoidance of doubt, this condition precedent shall be considered satisfied absent a contrary assertion by the Required Consenting Noteholders on or before the Confirmation Date.

B.           Waiver of Conditions Precedent

The Debtors may, with the prior written consent of the Required Consenting Noteholders (such consent not to be unreasonably withheld), waive any of the conditions to the Effective Date set forth in Article IX.A of the Plan at any time, without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm and consummate the Plan; provided, however, that any waiver in respect of Article IX.A.4 that affects the Takeback Debt Principal Amount shall require the prior written consent of the Determining Noteholders in accordance with Article IV.D of the Plan and the Restructuring Support Agreement; and provided, further, that any waiver in respect of Article IX.A.3, Article IX.A.4, Article IX.A.12, or Article IX.A.13 shall require the prior written consent of the First Lien Committee, which consent shall not be unreasonably withheld.  For the avoidance of doubt, the First Lien Committee’s consent right in respect of Article IX.A.3 and Article IX.A.4 shall not prevent the Noteholder Groups from waiving conditions with respect to the DIP-to-Exit Facility, DIP-to-Exit Revolving Facility, and/or the Takeback Debt.

C.          Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur, then the Plan will be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall:  (1) constitute a waiver or release of any Claims, Interests, or Causes of Action held by any Debtor or any other Entity; (2) prejudice in any manner the rights of any Debtor or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity in any respect.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.          Modification of Plan

Subject to the limitations and terms contained in the Plan, and subject to the terms of the Restructuring Support Agreement and the Secured Creditor Settlement, the Debtors reserve the right to (1) amend or modify the Plan before the entry of the Confirmation Order, in accordance with the Bankruptcy Code and the Bankruptcy Rules (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan consistent with the terms set forth herein; provided that the Debtors shall consult with the Creditors’ Committee on any amendments or modifications pursuant to this Article X.A solely with respect to those terms and provisions that impact the Creditors’ Committee, the treatment of General Unsecured Claims, the distribution of Cash to Holders of Allowed General Unsecured Claims, and the releases and exculpation to be granted to the Creditors’ Committee and its members.

B.          Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications or amendments to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.          Revocation or Withdrawal of Plan

The Debtors, subject to the terms of the Restructuring Support Agreement, reserve the right to revoke or withdraw the Plan with respect to any or all Debtors before the Confirmation Date and to File subsequent chapter 11 plans.  If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then:  (1) the Plan will be null and void in all respects; (2) any settlement or compromise not previously approved by Final Order of the Bankruptcy Court embodied in the Plan (including the fixing or limiting to an amount certain of the Claims or Classes of Claims), assumption or rejection of Executory Contracts or Unexpired Leases effectuated by the Plan, and any document or agreement executed pursuant to the Plan will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.           Allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests, except as provided in Article III.C.11 herein;

2.         decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.           resolve any matters related to Executory Contracts or Unexpired Leases, including:  (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Claims or other Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed or assumed and assigned; and (c) any dispute regarding whether a contract or lease is or was executory, expired, or terminated;

4.            resolve any matters related to the Secured Creditor Settlement;

5.         ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

6.          adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor or the Estates that may be pending on the Effective Date;

7.         enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan; provided that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection, or dispute resolution clause that refers disputes to a different court;

8.            enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9.           grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

10.         issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

11.          hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including:  (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VI of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) anything that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan and the Confirmation Order; or (d) related to section 1141 of the Bankruptcy Code;

12.         enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

13.          adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein;

14.        consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

15.         enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases with respect to any Entity, and resolve any cases, controversies, suits, or disputes that may arise in connection with any Entity’s rights arising from or obligations incurred in connection with the Plan;

16.         hear and determine matters concerning local, state, federal, and foreign taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

17.         enter an order or Final Decree concluding or closing the Chapter 11 Cases;

18.         enforce all orders previously entered by the Bankruptcy Court; and

19.         hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or the Judicial Code.

Nothing herein limits the jurisdiction of the Bankruptcy Court to interpret and enforce the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, or the Disclosure Statement, without regard to whether the controversy with respect to which such interpretation or enforcement relates may be pending in any state or other federal court of competent jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article XI, the provisions of this Article XI shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

For the avoidance of doubt, and notwithstanding the foregoing or anything else in the Plan or related documents, no provision of the Plan (including without limitation Article VIII herein) or Confirmation Order shall diminish, enhance, or modify any applicable nonbankruptcy legal, equitable, and/or contractual rights of any Holder of a General Unsecured Claim to receive payment on account of such Claim or have such Claim Allowed, liquidated, or determined by a court or tribunal of competent jurisdiction (which may include the Bankruptcy Court), subject, however, to any applicable limitations on the allowance of such Claims under the Bankruptcy Code and to the rights of the Debtors, Reorganized Debtors, or any party in interest to dispute or defend such Claim in accordance with applicable nonbankruptcy law as if the Chapter 11 Cases had not been commenced, and the Bankruptcy Court shall not retain exclusive jurisdiction over such disputes.

Unless otherwise specifically provided herein or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims against or Interests in the Debtors that arose prior to the Effective Date.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.          Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, exculpations, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.  All Claims against and Interests in the Debtors shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or Interest has voted on the Plan.

B.           Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan; provided that such agreements and other documents shall be in form and substance reasonably acceptable to the First Lien Committee and the Required Consenting Noteholders.  The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.          Payment of Statutory Fees

All fees and applicable interest payable pursuant to section 1930 of the Judicial Code and 31 U.S.C. § 3717, as applicable, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Distribution Agent on behalf of the Reorganized Debtors) for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or a Final Decree is issued, whichever occurs first.

D.          Dissolution of Statutory Committees

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases, including the Creditors’ Committee, shall dissolve, and the members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases; provided that following the Effective Date, the Creditors’ Committee shall continue in existence and have standing and a right to be heard for the following limited purposes:  (a) applications, and any relief related thereto, for compensation by Professionals and requests for allowance of Administrative Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code; (b) any appeals of the Confirmation Order or other appeal to which the Creditors’ Committee is a party; (c) answering creditor inquiries for a period of up to thirty days after the Effective Date; and (d) to respond to contested matters to which the Creditors’ Committee is a party.  The Reorganized Debtors shall not be responsible for paying any fees or expenses incurred by members of the Creditors’ Committee or advisors to the Creditors’ Committee after the Effective Date, except for the limited purposes identified above.

E.           Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur.  None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests, unless and until the Effective Date has occurred.

F.           Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiary, or guardian, if any, of each such Entity.

G.          Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Reorganized Debtors
Frontier Communications Corporation
50 Main Street, Suite 1000
White Plains, New York 10606
Attention:  Mark Nielsen,
Executive Vice President, Chief Legal Officer,
and Chief Transaction Officer
E-mail address:  mark.nielsen@ftr.com

with copies for information only (which shall not constitute notice) to:

Counsel to the Debtors
Kirkland & Ellis LLP
Kirkland & Ellis International LLP
601 Lexington Avenue
New York, New York 10022
Attention:  Stephen E. Hessler, P.C. and Patrick Venter

Kirkland & Ellis LLP
Kirkland & Ellis International LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention:  Chad J. Husnick, P.C. and Benjamin M. Rhode

Counsel to the Noteholder Groups
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attention:  Ira S. Dizengoff, Philip C. Dublin, and Naomi  Moss

-and-

Milbank LLP
55 Hudson Yards,
New York, New York 10001
Attention: Dennis F. Dunne, Samuel A. Khalil, and Michael W. Price

H.          Entire Agreement; Controlling Document

Except as otherwise indicated, on the Effective Date, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations with respect to the subject matter of the Plan, all of which will have become merged and integrated into the Plan.  Except as set forth in the Plan, in the event that any provision of the Restructuring Support Agreement, the Disclosure Statement, the Plan Supplement, or any order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control.  In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall control.

I.            Plan Supplement

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  After the exhibits and documents are Filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the website of the Claims, Noticing, and Solicitation Agent at https://cases.primeclerk.com/ftr or the Bankruptcy Court’s website at http://www.nysb.uscourts.gov.  Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, including, for the avoidance of doubt, the terms of the Secured Creditor Settlement, such part of the Plan that does not constitute the Plan Supplement shall control.

J.           Non-Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, with the consent of the Required Consenting Noteholders (not to be unreasonably withheld), shall have the power to alter and interpret such term or provision to make it valid or enforceable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is:  (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent, consistent with the terms set forth herein; and (3) non‑severable and mutually dependent.

K.          Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties nor individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan or any previous plan.

L.          Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

M.         Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed prior to the Confirmation Date.

N.          FCC Rights and Powers

No provision in the Plan or the Confirmation Order relieves the Debtors or the Reorganized Debtors from their obligations to comply with the Communications Act.  No transfer of any FCC License held by Debtors or transfer of control of any Debtor, or transfer of control of an FCC licensee controlled by Debtors shall take place prior to the issuance of FCC regulatory approval for such transfer pursuant to applicable FCC regulations.  The FCC’s rights and powers to take any action pursuant to its regulatory authority including, but not limited to, imposing any regulatory conditions on any of the above described transfers, are fully preserved, and nothing herein shall proscribe or constrain the FCC’s exercise of such power or authority.

Dated: August 21, 2020	FRONTIER COMMUNICATIONS CORPORATION on behalf of itself and all other Debtors

/s/ Mark Nielsen
Mark Nielsen, Executive Vice President, Chief Legal Officer, and Chief Transaction Officer Frontier Communications Corporation

EXHIBIT A

Frontier Communications Corporation Affiliate Entities

Citizens Capital Ventures Corp.
Citizens Directory Services Company L.L.C.
Citizens Louisiana Accounting Company
Citizens Newcom Company
Citizens Newtel, LLC
Citizens Pennsylvania Company LLC
Citizens SERP Administration Company
Citizens Telecom Services Company L.L.C.
Citizens Telecommunications Company of California Inc.
Citizens Telecommunications Company of Illinois
Citizens Telecommunications Company of Minnesota, LLC
Citizens Telecommunications Company of Nebraska
Citizens Telecommunications Company of Nebraska LLC
Citizens Telecommunications Company of Nevada
Citizens Telecommunications Company of New York, Inc.
Citizens Telecommunications Company of Tennessee L.L.C.
Citizens Telecommunications Company of the White Mountains, Inc.
Citizens Telecommunications Company of Utah
Citizens Telecommunications Company of West Virginia
Citizens Utilities Capital L.P.
Citizens Utilities Rural Company, Inc.
Commonwealth Communication, LLC
Commonwealth Telephone Company LLC
Commonwealth Telephone Enterprises LLC
Commonwealth Telephone Management Services, Inc.
CTE Holdings, Inc.
CTE Services, Inc.
CTE Telecom, LLC
CTSI, LLC
CU Capital LLC
CU Wireless Company LLC
Electric Lightwave NY, LLC
Evans Telephone Holdings, Inc.
Fairmount Cellular LLC
Frontier ABC LLC
Frontier California Inc.
Frontier Communications - Midland, Inc.
Frontier Communications - Prairie, Inc.
Frontier Communications - Schuyler, Inc.
Frontier Communications Corporate Services Inc.
Frontier Communications ILEC Holdings LLC
Frontier Communications of America, Inc.
Frontier Communications of Ausable Valley, Inc.
Frontier Communications of Breezewood, LLC
Frontier Communications of Canton, LLC
Frontier Communications of Delaware, Inc.
Frontier Communications of Depue, Inc.

Frontier Communications of Georgia LLC
Frontier Communications of Illinois, Inc.
Frontier Communications of Indiana, LLC
Frontier Communications of Iowa, LLC
Frontier Communications of Lakeside, Inc.
Frontier Communications of Lakewood, LLC
Frontier Communications of Michigan, Inc.
Frontier Communications of Minnesota, Inc.
Frontier Communications of Mississippi LLC
Frontier Communications of Mt. Pulaski, Inc.
Frontier Communications of New York, Inc.
Frontier Communications of Orion, Inc.
Frontier Communications of Oswayo River LLC
Frontier Communications of Pennsylvania, LLC
Frontier Communications of Rochester, Inc.
Frontier Communications of Seneca-Gorham, Inc.
Frontier Communications of Sylvan Lake, Inc.
Frontier Communications of the Carolinas LLC
Frontier Communications of the South, LLC
Frontier Communications of the Southwest Inc.
Frontier Communications of Thorntown, LLC
Frontier Communications of Virginia, Inc.
Frontier Communications of Wisconsin LLC
Frontier Communications Online and Long Distance Inc.
Frontier Communications Services Inc.
Frontier Directory Services Company, LLC
Frontier Florida LLC
Frontier Infoservices Inc.
Frontier Midstates Inc.
Frontier Mobile LLC
Frontier North Inc.
Frontier Security Company
Frontier Services Corp.
Frontier Southwest Incorporated
Frontier Subsidiary Telco LLC
Frontier Techserv, Inc.
Frontier Telephone of Rochester, Inc.
Frontier Video Services Inc.
Frontier West Virginia Inc.
GVN Services
Navajo Communications Co., Inc.
N C C Systems, Inc.
Newco West Holdings LLC
Ogden Telephone Company
Phone Trends, Inc.
Rhinelander Telecommunications, LLC
Rib Lake Cellular for Wisconsin RSA #3, Inc.
Rib Lake Telecom, Inc.
SNET America, Inc.
TCI Technology & Equipment LLC
The Southern New England Telephone Company
Total Communications, Inc.